EXHIBIT 2.1
A.Prot. 2014/125
dated 22/23 August 2014 of the Notary
Stephan Cueni, Basel (Switzerland)
NOTARIAL DEED
SALE AND PURCHASE AGREEMENT
(WEIDENHAMMER PACKAGING GROUP GMBH
AND OTHERS)

Negotiated at Basel/Switzerland the 22nd (twenty-second) and 23rd (twenty-third) day of August 2014 (two thousand and fourteen).
Before me, the undersigned Notary Public
Stephan Cueni
at Basel/Switzerland appeared today:

1.
Dr. Markus Bauer, born on 21 October 1965, German citizen, with business address at Mainzer Landstrasse 61, DE 60329 Frankfurt am Main, and residential address Berger Strasse 156, DE 60385 Frankfurt am Main, Germany, identified by his German Identity Card, according to his declarations acting not in his own name, but excluding any personal liability as duly empowered attorney-in-fact in the name and on behalf of
Mr. Arthur Weidenhammer, born on 06 January 1933, German citizen, residential address Neuenheimer Landstraße 38, DE 69120 Heidelberg, Germany, (“A. Weidenhammer”);
with reference to a notarized power of attorney dated 11 August 2014, a counterpart (Ausfertigung) of which, but executed for another attorney has been submitted to the Notary and a hereby certified copy of which is attached to this Deed, and a counterpart executed for Dr. Markus Bauer shall be submitted to the Notary as soon as possible and a copy of that counterpart then shall also be attached to this Deed;

2.	Ms. Beatrice Bingel, born on 05 September 1960, German citizen, residential address Neuenheimer Landstraße 38, DE 69120 Heidelberg, Germany, identified by her German passport, (“B. Bingel”);

3.	Mr. Ralf Weidenhammer, born on 23 October 1961, German citizen, residential address Eichendorffstraße 17, DE 69126 Heidelberg, Germany, identified by his German passport, (“R. Weidenhammer”);

4.	Mr. Oliver Weidenhammer, born on 17 May 1964, German citizen, residential address Hirschgasse 9, DE 69120 Heidelberg, Germany, identified by his German Identity Card, (“O. Weidenhammer”);
- each of A. Weidenhammer, B. Bingel, R. Weidenhammer
and O. Weidenhammer are hereinafter individually
referred to as a “Seller” and jointly as the “Sellers” -
Messrs. Ralf Weidenhammer and Oliver Weidenhammer according to their declarations also acting as managing directors with single representation power and each released from the restrictions imposed by § 181 German Civil Code (prohibition of self-dealing and of multiple representation), in the name and on behalf of
Fregalla Weidenhammer Verwaltungs GmbH, a German limited liability company with registered head office at Brühl, Germany, and business address at Mannheimer Landstraße 4, DE 68782 Brühl, Germany, registered with the commercial register of the local court (Amtsgericht) of Mannheim under HRB 719995, which in turn acts as general partner with single representation power and released from the restrictions imposed by § 181 German Civil Code in the name and on behalf of
Fregalla Weidenhammer GmbH & Co. KG, a German limited partnership with registered head office at Brühl, Germany, and business address at Mannheimer Landstraße 4, DE 68782 Brühl, Germany, registered with the commercial register of the local court (Amtsgericht) of Mannheim under HRA 705699 (“Fregalla”);
with reference to the attached printouts of electronic extracts from the Commercial Register as of 22 August 2014;

5.	Mr. Robert Carsten Tiede, born on 10 June 1958, citizen of the United States of America, residential address 334 Equestrian Road, Hartsville, SC 29550, USA, identified by his US passport, and

A.Prot. 2014/125 CuS

6.	Mr. Kevin Patrick Mahoney, born on 26 December 1955, citizen of the United States of America, residential address 108 Woodcreek Road, Darlington, SC 29532, USA, identified by his US passport,
Messrs. Tiede and Mahoney     according to their declarations acting not in their own names, but excluding any personal liability as

a)	duly empowered attorneys-in-fact, released from the restrictions imposed by § 181 German Civil Code, in the name and on behalf of
Sonoco Deutschland Holdings GmbH, a German limited liability company with registered head office at Nordhorn, Germany, and business address at Fennastrasse 94, DE 48529 Nordhorn, registered with the commercial register of the local court (Amtsgericht) of Osnabrück under HRB 130544 (“Purchaser”), with reference to a power of attorney (with signature certified and with notarial confirmation of representation power) dated 20 August 2014, the original of which has been submitted to the Notary and a hereby certified copy of which is attached to this Deed, and with reference to the attached copy of an undated shareholders' resolution releasing the managing directors from the restrictions imposed by § 181 German Civil Code;

b)	as duly authorized officers in the name and on behalf of
Sonoco Products Company, a corporation duly organized and existing under the laws of South Carolina, United States of America, with a business address at 1 North Second Street Hartsville, South Carolina, USA 29550 (“Parent Guarantor”),
with reference to a Certificate of Secretary dated 21 August 2014, presented as copy only, the original of which shall be submitted to the Notary as soon as possible and a copy of which then shall be attached to this Deed, and with reference to a Board Resolution of 22 August 2014, presented as copy only, an original of which shall be submitted to the Notary as soon as possible and a copy of which then shall be attached to this Deed.
______________

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The acting Notary Public has drawn the attention of the persons appearing to the fact, that ‑ as he does not have sufficient knowledge and information regarding South Carlina corporations and their representation ‑ he could not examine the representation power of Messrs. Tiede and Mahoney regarding the Pasrent Guarantor. Nevertheless the persons appearing insisted on the immediate notarization and released Messrs. Tiede and Mahoney from submitting other and further documents evidencing or supporting their representation capacity.
The acting Notary advised the persons appearing that a notary who or whose partners in the law firm have formerly acted as legal advisors to one of the parties involved in the matter to be notarized would not be entitled to take office as a notary in the matter at hand pursuant to §§ 23 ss. of the Act of Notarization of the Canton Basel-City, which provisions correspond with the so-called "Vor-be-fassungs-verbot" under the German Act of Notarization (§ 3 Sect. 1(7)). The acting Notary states that he himself and his firm have not been involved in the matter at hand in the meaning of said provisions. The Parties hereto confirm such statement of the acting Notary.
The persons appearing requested this Deed to be recorded in the English language. The acting Notary Public who is in sufficient command of the English language ascertained that the persons appearing are of English mother tongue or otherwise in command of the English language. After having been instructed by the acting Notary, the persons appearing, who are not of English mother tongue, waived the right to obtain the assistance of a sworn interpreter and to obtain a certified translation of this Deed.
______________
The persons appearing, acting as indicated, declared with request for notarial recording the following:
The persons appearing have full knowledge of the Notarial Deed A.Prot. 2014/124 of the acting Notary of 22 August 2014 ("Reference Deed"). The original of the Reference Deed was available for inspection during the present notarisation. The parties hereby confirm the entire wording and content of the Reference Deed and the declarations made by Ms. Marina Schai on their behalf. The persons appearing waived the right to have the Reference Deed read aloud and to have it attached to this present Deed.
Any reference in the present Deed to a Schedule or Exhibit shall be deemed as a reference to the corresponding Schedule or Exhibit in the Reference Deed as far as such Schedule or Exhibit is not replaced, amended or altered in a Schedule or Exhibit to the present Deed.

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Hereafter is set forth a list of the Schedules and Exhibits and their source reference:
List of Exhibits and Schedules

Description	Content	Refer- ence Deed	present Deed
Exhibit 1 (A)	Accounting Guidelines	X	--
Exhibit 1 (D)	Escrow Agreement	X	--
Exhibit 1 (E)	Shareholder Loans	--	--[1]
Exhibit 1 (F)	Transitional Service Agreement	X	--

Schedule A	List of shares owned by Sellers	X	--
Schedule 3.1	Definitions of Purchase Price Elements	X	--
Schedule 3.4	Allocation of the Purchase Price	X	--
Schedule 3.5(a)	Settlement Sale and Assignment Agreement	X	--
Schedule 3.5(b)	Silent Partnership Termination Agreement	X	--
Schedule 3.6	Sample Calculation of Initial Purchase Price	X	--
Schedule 4.2(e)(i)	US Asset Transfer Agreement	X	--
Schedule 4.2(e)(ii)	US Transfer Documentation	X	--
Schedule 4.2(e)(iii)	Operating Agreement	X	--

___________________________
1    Exhibit 1 (E) shall be submitted as defined in the definitions section for "Shareholder Loans"

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Description	Content	Refer- ence Deed	present Deed
Schedule 4.2(f)	Property Transfer Dorpak	X	--
Schedule 4.2(g)	Dorpak Lease	X	--
Schedule 5.2(b)	Consents and Waivers	X	--
Schedule 5.2(p)	Closing Memorandum	X	--
Schedule 6.9	Amounts of Contingent Payment	X	--
Schedule 8.3(d)	Commercial Register Excerpts	X	--
Schedule 8.3(f)(i)	Intercompany agreements (Unternehmensverträge)	X	--
Schedule 8.3(f)(ii)	Branches and sales offices	X	--
Schedule 8.4(a)(i)	List of Articles of Association	X	--
Schedule 8.5(d)(i)	Authorized, Issued and Outstanding Shares of the Target Group Companies	X	--
Schedule 8.5(d)(ii)	Structure Chart	X	--
Schedule 8.6	The Accounts	X	--
Schedule 8.7(b)	Transaction related bonus or remuneration	X	--
Schedule 8.7(c)	Basic Details of Employees of Target Group Companies	X	--
Schedule 8.7(d)	Employee Benefits	X	--

A.Prot. 2014/125 CuS

Description	Content	Refer- ence Deed	present Deed
Schedule 8.7(e)	Works council, collective bargaining agreements/trade union	X	--
Schedule 8.7(f)	Freelancers and temporary workers	X	--
Schedule 8.7(g)	Disputes with employees	X	--
Schedule 8.7(i)	Obligations to increase employee remuneration	X	--
Schedule 8.7(n)	Obligations under early retirement and old-age part-time schemes	X	--
Schedule 8.8(a)	Summary of Identified Environmental Issues	X	--
Schedule 8.8(b)	Hazardous Substances	X	--
Schedule 8.9(a)	Litigation and Investigation	X	--
Schedule 8.9(c)	Product defects	X	--
Schedule 8.10(a)	Copies of lease agreements	X	--
Schedule 8.10(d)	Real property owned by Target Group Companies	X	--
Schedule 8.10(h)	Improvements to Business Property	X	--
Schedule 8.13(b)	IPR of Target Group Companies and IPR Infringements	X	--
Schedule 8.13(c)	Pending Employee Inventions	X	--
Schedule 8.15(a)(i)	Material Contracts	X	--

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Description	Content	Refer- ence Deed	present Deed
Schedule 8.15(a)(ii)	Waiver Agreement on Change of Control Rights	X	--
Schedule 8.16	List of Permits	X	--
Schedule 8.18(a)	Financial liabilities outstanding as of Closing Date	X	--
Schedule 8.18(e)	Grants	X	--
Schedule 8.19	Insurance claims	X	--
Schedule 8.22	Bank accounts	X	--
Schedule 8.23	Related Party Transactions	X	--
___________________________
Then the persons appearing, acting as indicated, declared with request for notarial recording the following:

A.Prot. 2014/125 CuS

SALE AND PURCHASE AGREEMENT
By and Between
Arthur Weidenhammer
Beatrice Bingel
Oliver Weidenhammer
Ralf Weidenhammer
each, as a Seller
and
Fregalla Weidenhammer GmbH & Co. KG
and
SONOCO DEUTSCHLAND HOLDINGS GMBH
as Purchaser
and
SONOCO PRODUCTS COMPANY
as Parent Guarantor

A.Prot. 2014/125 CuS

This Sale and Purchase Agreement (this “Agreement”) is concluded among:

(1)	Arthur Weidenhammer, born on 06 January 1933, residential address Neuenheimer Landstraße 38, 69120 Heidelberg, Germany (“A. Weidenhammer”);

(2)	Beatrice Bingel, born on 05 September 1960, residential address Neuenheimer Landstraße 38, 69120 Heidelberg, Germany (“B. Bingel”);

(3)	Ralf Weidenhammer, born on 23 October 1961, residential address Eichendorffstraße 17, 69126 Heidelberg, Germany (“R. Weidenhammer”);

(4)	Oliver Weidenhammer, born on 17 May 1964, residential address Hirschgasse 9, 69120 Heidelberg, Germany (“O. Weidenhammer”);
each of A. Weidenhammer, B. Bingel, R. Weidenhammer and O. Weidenhammer are hereinafter individually referred to as a “Seller” and jointly as the “Sellers;”

(5)
Fregalla Weidenhammer GmbH & Co. KG, a partnership with a general partner duly organized and existing under the laws of Germany, having its principal registered office at Mannheimer Landstraße 4, 68782 Brühl, registered with the commercial register of the local court (Amtsgericht) of Mannheim under HRA 705699 (“Fregalla”), for purposes of the US Transfer Documentation;

(6)
Sonoco Deutschland Holdings GmbH, a limited liability company duly organized and existing under the laws of Germany, having its principal registered office at Fennastrasse 94, 48529 Nordhorn, registered with the commercial register of the local court (Amtsgericht) of Osnabrück under HRB 130544 (“Purchaser”); and

(7)
Sonoco Products Company, a corporation duly organized and existing under the laws of South Carolina, United States of America, with a business address at 1 North Second Street, Hartsville, South Carolina, USA 29550 (“Parent Guarantor”).

Whereas:

(A)
Sellers together own 100% of the issued and outstanding shares of Weidenhammer Packaging Group GmbH as detailed in Schedule A hereto (together the “Shares”), a limited liability company duly organized and existing under the laws of Germany, having its principal registered office at 1. Industriestraße 26, 68766 Hockenheim, registered with the commercial register of the local court (Amtsgericht) of Mannheim under HRB 421663 (“WPG “).

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WPG in its turn owns:

-
100% of the issued and outstanding shares of Weidenhammer Plastic Packaging GmbH, a limited liability company duly organized and existing under the laws of Germany, having its principal registered office at 1. Industriestraße 26, 68766 Hockenheim, registered with the commercial register of the local court (Amtsgericht) of Mannheim under HRB 422515 (“WPP”), which in turn owns 50% of the issued and outstanding shares of SMB GmbH, a limited liability company duly organized and existing under the laws of Germany, having its principal registered office at 1. Industriestraße 26, 68766 Hockenheim, registered with the commercial register of the local court (Amtsgericht) of Mannheim under HRB 710032 (“SMB GmbH”);

-
50% of the limited partnership interest in Weidenhammer Packungen GmbH & Co. KG, a limited partnership duly organized and existing under the laws of Germany, having its registered office at 1. Industriestraße 26, 68766 Hockenheim, registered with the commercial register of the local court (Amtsgericht) of Mannheim under HRA 420824 (“WH GmbH & Co. KG”) which in turn owns the other 50% of the issued and outstanding shares of SMB GmbH;

-
100% of the issued and outstanding shares in Dorpak B.V., with business seat in Bunsenstraat 38, 3316 GC Dordrecht Zuid-Holland, The Netherlands , registered in the Kamer van Koophandel under dossier number 23035630 (“Dorpak”);

-
100% of the issued and outstanding shares in Weidenhammer UK Limited, with business seat in Royds Hall Lane Off Halifax Road, Buttershaw, Bradford BD6 2LQ, United Kingdom, registered at Companies House under company number 03843292 (“WH UK”);

-
100% of the issued and outstanding shares in Weidenhammer France SAS, with business seat in 194 Allée de la Croix des Hormes, 69250 Montanay, France, registered in the company register of Lyon (RCS Lyon) under number 383 582 954 (“WH France”) which in turn holds 100% of the issued and outstanding shares in Neuvibox SAS, with business seat in 194 Allée de la Croix des Hormes, 69250 Montanay, France , registered in the company register of Lyon (RCS Lyon) under number 388 498 032 (“Neuvibox”);

A.Prot. 2014/125 CuS

-
99.997% of the issued and outstanding shares in Weidenhammer Hellas S.A., with business seat in Thesi Kamini, 320 11, Inofyta Viotias, Greece, registered under company registration number 55133/11/V/03/18 (“WH Hellas”);

-
50% of the issued and outstanding shares in OOO Weidenhammer Russia, with business seat in Dobroselskaja Street 224-B, 600032 Vladimir, Russian Federation, registered under company registration number 1093340001072 (“WH Russia”);

-
100% of the issued and outstanding shares in Weidenhammer Belgium BVBA, with business seat in Egide Walschaertsstraat 7, 2800 Mechelen, Belgium, registered in the company register under number 0455.930.583 (“WH Belgium”);

-
65% of the issued and outstanding shares in Weidenhammer Chile Ltda., with business seat in El Arroyo 890, Lampa, Santiago, Chile, registered in the commercial register of Santiago under no. 7169, file no. 10545 (“WH Chile”);

-
100% of the issued and outstanding shares in Weidenhammer Polska sp. z o.o., with business seat in ul. Wawelska 15 B, 02-034 Warszawa, Poland, registered in the national court register (KRS) under number 0000449675 (“WH Polska”);

-
100% of the issued and outstanding shares in Weidenhammer Sweden AB, with business seat c/o DLA Nordic, Box 7315, 103 90 Stockholm, registered in the Swedish company register (bolagsverket) under number 556937-1775 (“WH Sweden”);

WPP, SMB GmbH, Dorpak, WH UK, WH France, Neuvibox, WH Hellas, WH Russia, WH Belgium, WH Chile, WH Polska and WH Sweden are hereinafter jointly referred to as the “Subsidiaries”.

(B)
WPG furthermore owns 50% of the issued and outstanding shares in Sleeve Pack Kft., 100% of the issued and outstanding shares in Weidenhammer Corporation and Weidenhammer Corporation in turn owns 1% and Sellers own 99% of the issued and outstanding shares in Weidenhammer Packaging LP, a limited partnership duly organized and existing under the laws of Georgia, United States of America, with business address at 1230 Peachtree St NE Ste 3100, Atlanta, GA

A.Prot. 2014/125 CuS

30309, United States of America (“WH LP”), all of which do not form part of the Transaction.

(C)
A. Weidenhammer is limited partner with a fixed equity interest (limited partner’s contribution/capital interest and also amount guaranteed - Pflichteinlage- und zugleich Haftsumme) of EUR 3,500,000.00, constituting 50% of the limited partnership interest in WH GmbH & Co. KG (“Partnership Interest”) and 100% of the issued and outstanding shares of Weidenhammer GmbH (“WH GmbH Shares”), a limited liability company duly organized and existing under the laws of Germany, having its principal registered office at 1. Industriestraße 26, 68766 Hockenheim, registered with the commercial register of the local court (Amtsgericht) of Mannheim under HRB 420194 (“WH GmbH”) and being the general partner of WH GmbH & Co. KG.

(D)
R. Weidenhammer presently holds a share of 0.003% in WH Hellas, which shall be transferred to WPG prior to Closing. The 50% share presently held by OOO Greiner Packaging in WH Russia will also be acquired by and transferred to WPG before Closing.

(E)
WPG, WH GmbH & Co. KG and WH GmbH are hereinafter referred to as the “Target Companies”. The Target Companies and the Subsidiaries are engaged in the business of manufacturing rigid and convenience packaging made of cardboard and plastic (the “Business”), with the exception of SMB GmbH which in respect of the Business operates an employee participation scheme.

(F)
Dorpak is the owner of certain business-related real estate which prior to or at the Closing of the Transaction will be sold and transferred to Affiliates of Sellers which are not Target Group Companies and which real estate, prior to or at the Closing of the Transaction, will be leased back by such Affiliates of Sellers to Dorpak.

(G)
Fregalla has established a new Delaware, USA, limited liability company, the Weidenhammer New Packaging LLC (“US Company”), into which WH LP will transfer its assets. At Closing Fregalla will transfer 40% of the equity in US Company to Purchaser.

(H)
Sellers have entered into an atypical silent partnership agreement (Atypische Stille Beteiligung) with WPG on 22 December 1997 (“Silent Partnership”). Sellers will terminate the Silent Partnership as of the Closing Date.

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(I)
On the terms and subject to the conditions set forth herein, Sellers desire to sell and transfer and Purchaser desires to purchase and assume, or (as hereafter provided) cause its indirect wholly-owned subsidiary to purchase and assume the Shares, the Partnership Interest, the WH GmbH Shares, and the Purchaser US Participation.

(J)
It is the intention of the Parties (as defined below) hereto that, upon the consummation of the transactions contemplated by this Agreement (the “Transaction”) Purchaser or its Affiliates (as designated by Purchaser) shall own the Shares, the Partnership Interest, the WH GmbH Shares, and the Purchaser US Participation.

Now, Therefore, It is agreed:

1.	Definitions and Interpretations
As used in this Agreement (including the Exhibits and Schedules hereto), the following terms shall have the following meanings:
“Accounting Principles” means (a) the accounting policies and principles of the Target Group Companies as consistently applied (i) with past practice and (ii) the guidelines attached hereto as Exhibit 1 (A), maintaining in particular the same accounting and valuation principles and policies, judgments, methods and rules; and (b) any applicable statutory provisions and the German generally accepted accounting principles as in force at 31 December 2013 (“German GAAP”), whereby, to the extent legally permissible, (a) takes precedence over (b).
“Accounts Date” means 30 June 2014.
“Accounts” means the audited consolidated financial statements of the Target Group Companies consisting of a balance sheet, a profit and loss statement, a cash flow statement and notes thereto as attached hereto as Schedule 8.6 for the period from 1 January 2014 to 30 June 2014.
“Acquisition Right” has the meaning specified in Section 6.8.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control of such Person, including, with respect to Purchaser, after the Closing the Target Group Companies.
“Agreement” means this agreement as specified in the preamble and includes the Exhibits and Schedules hereto.

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“Anti-Corruption Laws” has the meaning specified in Section 8.16(c).
“Arbitrators” has the meaning specified in Section 12.10(c).
“Assets” means, with respect to any Person, all businesses, properties, fixed assets, machinery, equipment, furniture, fixtures, licenses, permits, franchises, goodwill and rights of such Person, individually and as a going concern, of every nature, kind and description, tangible and intangible, owned or leased, wheresoever located and whether or not carried or reflected on the books or records of such Person, used or held for use, in connection with the operation of such Person’s business, as the case may be.
“AW Shareholder Loans” means the shareholder loans as granted by A. Weidenhammer to WH GmbH & Co. KG, comprising all amounts as booked in favour of A. Weidenhammer on the capital account II (Fremdkapitalkonto/Kapitalkonto II) of WH GmbH & Co. KG.
“Business” has the meaning specified in the preamble of this Agreement.
“Business Day” means a day of the year on which banks are open for general banking business in Frankfurt, Germany and New York, United States.
“Business Property” has the meaning specified in Section 8.10(a).
“Charter Documents” has the meaning specified in Section 8.4(a).
“Claim” means any claim, demand, Order or Proceeding.
“Claim Addressee” has the meaning specified in Section 10.8(a).
“Closing” has the meaning specified in Section 5.1.
“Closing Account Dispute” has the meaning specified in Section 3.7(d).
“Closing Accounts” means the unaudited consolidated financial statements of the Target Group dated as of the Closing Date and for the period ending on the Closing Date, consisting of a balance sheet and profit and loss statement. The Closing Accounts are to be prepared in accordance with the Accounting Principles and Section 3.6 and shall specifically set out in an annex thereto the calculation of Closing Cash, Closing Financial Debt and the Closing Net Working Capital.
“Closing Actions” has the meaning specified in Section 5.2(p).
“Closing Cash” has the meaning specified in Schedule 3.1.
“Closing Date” has the meaning specified in Section 5.1.

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“Closing Debt Payments” means the payments pursuant to Section 3.2(a) of Target Group Company obligations listed in Section (a) of the definition of Closing Financial Debt on Schedule 3.1, comprising all bank loans, credit facilities and hedging arrangements of the Target Group Companies, other than (i) the bank loans granted by IKB Deutsche Industriekreditbank AG which are covered by the R&D Innovation Program of KfW Kreditanstalt für Wiederaufbau, (ii) the Shareholder Loans and (iii) any other loans, credit facilities and hedging arrangements which Purchaser has requested to be maintained by the Target Group Companies pursuant to written notice given by Purchaser to Sellers at least 10 days prior to Closing.
“Closing Expert” has the meaning specified in Section 3.7(e).
“Closing Financial Debt” has the meaning specified in Schedule 3.1.
“Closing Memorandum” has the meaning specified in Section 5.2(p).
“Closing Net Working Capital Amount” has the meaning specified in Schedule 3.1.
“Conditions Precedent” has the meaning specified in Section 4.
“Directive” has the meaning specified in Section 8.8(h).
“Disclosure Materials” means: (i) all the information disclosed to Purchaser in the VDR hosted by IntraLinks under the project name “Spring” in connection with the Due Diligence Review until 12 August 2014, 23.59 h, CET, and as contained on DVD, a copy of which has been delivered to the acting notary; provided that none of the information contained in the ERM reports shall be Disclosure Materials except for the Summary of Identified Environmental Issues; (ii) the Disclosure Schedules; (iii) information disclosed in this Agreement; and (iv) the copies of the customer and supplier Material Contracts reviewed by counsel to Purchaser on 18 August 2014 which copies did not include complete copies of such contracts. The notary shall hold such DVD in escrow until 31 December 2024 and thereafter may be destroyed by the notary; during this period each Party may - upon reasonable notice and after the notary has given notice to the other Parties hereto of such request - inspect the DVD at the notary's premises; the inspecting Party has to provide suitable equipment for such inspection.
“Disclosure Schedules” means the compendium of Schedules referred to in Section 8, dated as of the date of this Agreement and as updated until the Closing Date as provided in Section 6.6, and forming a part of this Agreement.

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“Disputes” has the meaning specified in Section 12.10 and “Dispute” means any of them.
“Distribution” means, with respect to any Person: (i) the payment of any dividend on or in respect of shares or ownership interests or membership interests of such Person; (ii) the purchase, redemption, or other retirement of any shares or ownership interests or membership interests of such Person, directly by such Person or indirectly through a subsidiary of such Person or otherwise; (iii) the direct or indirect return of capital by such Person to its stockholders or members as such; or (iv) any other distribution on or in respect of any shares or ownership interests or membership interests of such Person.
“Dorpak” has the meaning specified in the preamble of this Agreement.
“Dorpak Lease” has the meaning specified in Section 4.2(g).
“Due Diligence Review” means that Sellers have prior to the date hereof provided, and will after the date hereof for a certain period, provide for Purchaser and its advisors the opportunity to conduct an operational, financial, legal, environmental, commercial accounting and tax due diligence review with respect to the Target Group Companies and to review the Disclosure Schedules.
“Encumbrance” means any mortgage, charge, pledge, lien, deposit by way of security, bill of sale, option, assignment (contingent or otherwise), right to acquire, right of pre‑emption or agreement for or obligation as to any of the same, or any other form of right, interest, security, encumbrance or equity of any nature in favour of a third party.
“Enterprise Value” has the meaning as specified in Section 3.1(a).
“Environment” means all living organisms or ecosystems and any or all of the following media (alone or in combination): air, water and/or land (including buildings and other man-made structures above or below ground).
“Environmental Laws” means any Law or Order relating to pollution or to the protection of the Environment or the storage, spillage, treatment or disposal of a Hazardous Substance as applicable to the Business and the Business Property.
“Environmental Liability Cap” has the meaning specified in Section 10.6.
“Environmental Permit” means any permit, licence, authorisation, approval or consent required under or in relation to any Environmental Law.
“ERM Reports” has the meaning specified in Section 8.8(a).

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“Escrow Account” means the escrow account opened in the name of Purchaser for the benefit of the Sellers by the Escrow Agent pursuant to the Escrow Agreement.
“Escrow Agent” means the escrow agent named in the Escrow Agreement.
“Escrow Agreement” means the Escrow Agreement to be executed by the Parties at Closing in substantially the form of Exhibit 1 (D).
“Escrow Amount” means thirty three million Euros (EUR 33,000,000.00).
“Estimated Closing Cash” has the meaning specified in Section 3.6.
“Estimated Closing Financial Debt” has the meaning specified in Section 3.6.
“Estimated Closing Net Working Capital Amount” has the meaning specified in Section 3.6.
“Estimated Closing Statement” has the meaning specified in Section 3.6.
“Euro” means the single currency adopted by certain member states of the European Union participating in the Economic and Monetary Union.
“Exempted Amount” has the meaning specified in Section 10.5.
“Financial Liabilities” means, without duplication, the aggregate of the following: (i) loan payables within the meaning of sec. 266 (3) (C) 1 HGB; (ii) liabilities to banks within the meaning of sec. 266 (3) (C) 2 HGB; (iii) all financial debt owed to Sellers or their Affiliates or third parties including accrued interest; (iv) all recourse liabilities and other liabilities (whether conditional or unconditional, present or future) arising from any transactions related to the assignment of receivables for financing purposes by the Business to any third party, including all factoring agreements and similar agreements executed for the purpose of obtaining financing; and (v) all liabilities arising from Guarantees.
“Financial Statements 2013” has the meaning specified in Section 8.6(a).
“Governmental Authority” means any federal, state, local or regional government, regulatory authority, administrative agency, instrumentality, department, commission, board, bureau, agency, arbitrator, court or tribunal, whether domestic, foreign or supranational and whether legislative, executive or judicial, including, without limitation, any competition Law authority or commission.
“Grants” has the meaning specified in Section 8.18(e).

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“Guarantee” means any liability arising from surety agreements, guarantees, indemnities, letters of comfort or similar arrangements or obligation, furnished for liabilities or obligations of any third parties, whether actual or contingent.
“Hazardous Substance” means any natural or artificial substance or matter (whether in solid, liquid or gaseous form) which is (alone or in combination) capable of causing harm to the Environment.
“HGB” means the German Commercial Code (Handelsgesetzbuch).
“ICC” has the meaning specified in Section 12.10(c).
“Improvements” means all improvements and building fixtures constructed on the Business Property and considered a part thereof.
“Initial Purchase Price” has the meaning specified in Section 3.6.
“Intellectual Property Rights” means all patents, design and utility patents, trademarks, trade names, internet domain names, copyright, design rights, licences, rights in databases, software, and other intellectual property rights, in each case whether registered or unregistered and including all registrations, applications, disclosures and filings with respect to the foregoing, and all reissuances, continuations-in-part, revisions, extensions, reexaminations and renewals thereof, together with their foreign counterparts, as applicable, and all rights to sue for any past or present infringement of them.
“Intercompany Debt” means all payables (including accrued interest) which are owed by any Target Group Company to Sellers or any Affiliate of Sellers not being a Target Group Company and all payables (including accrued interest) which are owed to any Target Group Company by Sellers or any Affiliate of Sellers not being a Target Group Company, excluding the Sellers’ Surviving Relationships.
“Intercompany Payables” means any non-trade payables owed by any Target Group Company to Sellers or any Affiliate of Sellers not being a Target Group Company.
“Intercompany Receivables” means any non-trade receivables owned by any Target Group Company against Sellers or any Affiliate of Sellers not being a Target Group Company.
“Interim Period” shall mean the period from the date of this Agreement until the Closing Date.

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“Key Employee” shall mean each of Manfred August, Detlev Bartsch, Andreas Blank, Ralf Böckenholt, Maurizio Conte, Gaston de Greef, Ralf Gärtner, Christian Göggl, Mathias Göhrig, Klaus Hillenbrand, Udo Hoffmann, Ton Knipscheer, Klaus Kössendrup, Jochen Le Large, André Linke, George Lyberopoulos, Ioana Mota, Rüdiger Olk, Rolf Regelman, Andreas Rothschink, Dr. Thomas Schindler, Andy Smith, Thomas Strieder and Frank Sylvestre.
“Law” means all statutes, laws, ordinances, regulations, rules, resolutions, orders, determinations, writs, injunctions, awards (including without limitation awards of any arbitrator), judgments and decrees applicable to the Sellers and the Target Group Companies or any of them and to the Business and its assets (including without limitation Laws relating to securities registration and regulation; the sale, leasing, ownership or management of real property; employment practices, terms and conditions, and wages and hours; building standards, land use and zoning; safety, health and fire prevention; and environmental protection).
“Liability” and “Liabilities” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.
“Liability Cap” has the meaning specified in Section 10.6.
“Loss” and “Losses” have the meanings specified in Section 10.1.
“Material Adverse Change” means any events or circumstances affecting any or all of the Target Group Companies which have arisen or become known between the date of this Agreement and the Closing Date and which in the aggregate result, or, through the Closing is foreseeable to result, in Losses in the aggregate amount of more than 10% (ten per cent) of the Enterprise Value, irrespective of whether such Losses materialise before the Closing Date or the occurrence of such Losses is foreseeable on the Closing Date; provided, however, that (i) any such events or circumstances resulting from (x) general market or price developments not disproportionally affecting one or more of the Target Group Companies, as compared to other businesses engaged in the same line of business, (y) changes in Laws or the application thereof after the date hereof and (z) events for which Purchaser is responsible; and (ii) any Losses, if and to the extent Purchaser has been actually compensated or indemnified for it by Sellers or which otherwise have been actually cured by Sellers, shall not be

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taken into account when determining the presence of a Material Adverse Change. For the avoidance of doubt, the loss of the customer Kellogg Company is known to the Parties and is not taken into consideration when calculating the above 10%-threshold.
“Material Contract” means each agreement or contract to which any of the Target Group Companies is a party, being in effect (or under which there are any continuing rights or obligations) as of the date of this Agreement, which is related to the Business and: (i) the performance of which is reasonably expected to involve annual payments in excess of EUR 1 million or receivables in excess of EUR 2 million (excluding sales orders and purchase orders for the sale to or by the Target Group Companies of goods or services issued in the Ordinary Course of Business that do not contain any material terms); (ii) relate to leased real property and covering a rental space greater than 1,000 square meters; (iii) relate to indebtedness for borrowed money having a contract value as at the Closing Date in excess of EUR 500,000.00; (iv) that limit or purport to limit the ability of any Target Group Company to compete in any line of business or with any Person or in any geographic area or during any period of time; (v) relate to any material joint venture, partnership or similar contracts and agreements including the joint-venture-agreement governing WH Chile; or (vi) relate to the employment of any person serving with any Target Group Company that calls for annual gross compensation excluding fringe benefits (Sozialleistungen) in excess of EUR 100,000.00.
“Neuvibox” has the meaning specified in the preamble of this Agreement.
“Notice of Objection” has the meaning specified in Section 3.7(c).
“Officers and Directors” shall mean the officers, managing directors, directors or other members or deputy members of any board or other corporate body of the Target Companies at Closing.
“Operating Agreement” has the meaning specified in Section 4.2(e).
“Order” or “Orders” means any judgments, writs, decrees, injunctions, orders, compliance agreements or settlement agreements of or with any Governmental Authority.
“Ordinary Course of Business” means, with respect to any Person, ordinary course of business consistent with past practices of such Person and prudent customary business operations.

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“Parties” means Sellers and Purchaser when jointly referred to as parties to this Agreement and “Party” means either any of the Sellers or Purchaser.
“Partnership Interest” has the meaning specified in the preamble of this Agreement.
“Permits” has the meaning specified in Section 8.16(a).
“Person” means and includes an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or other department or agency thereof.
“Pre-Closing Reorganization Transactions” means, collectively, the reorganizations following from (i) item (B) of the preamble of this Agreement (transfer of Sleeve Pack Kft., Weidenhammer Corporation, and WH LP), (ii) item D of the preamble of this Agreement (transfer of a share of 0.003% in WH Hellas and transfer of a 50% share in WH Russia), (iii) item (F) of the preamble of this Agreement (transfer of land and buildings by Dorpak), (iv) item (G) of the preamble of this Agreement (organization of the US Company and the asset transfer from WH LP to the US Company) and item (H) of the preamble of this Agreement (termination of the Silent Partnership).
“Proceeding” means any action, suit, proceeding, complaint, charge, hearing, inquiry, audit or investigation before or by any Governmental Authority.
“Purchase Price” has the meaning specified in Section 3.1.
“Purchase Price Adjustment” has the meaning specified in Section 3.7(i).
“Purchase Price Adjustment Escrow Funds” has the meaning specified in Section 3.7(i)(ii).
“Purchaser’s Account” means an account of Purchaser, the details of which will be provided at least ten days before Closing.
“Purchaser’s Proposed Calculations” has the meaning specified in Section 3.7(a).
“Purchaser Claim” has the meaning as specified in Section 10.1.
“Purchaser US Participation” means the 40% participation of Purchaser in the equity of the US Company, taking into account the consummation of the US Asset Transfer Agreement and the US Transfer Documentation.
“Purchaser Warranties” has the meaning specified in Section 9.

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“Purchaser” has the meaning specified in the preamble of this Agreement.
“Sale” has the meaning specified in Section 3.8.
“Sellers’ Account” means an account of Sellers, the details of which will be provided by the Sellers jointly at least ten days before Closing.
“Sellers’ Surviving Relationships” means the relationships between Sellers or Sellers’ Affiliates intended to survive Closing as reflected in this Agreement, the Transition Services Agreement, the Dorpak Lease and leases between the Target Group Companies and Affiliates of Sellers listed on Schedule 8.10(a).
“Sellers Warranties” has the meaning specified in Section 8.
“Sellers” has the meaning specified in the preamble of this Agreement.
“Settlement Sale and Transfer Agreement” has the meaning specified in Section3.5(a).
“Shareholder Loans” means the loans (including accrued and accruing interest) as of the Closing Date which each of the Sellers has granted to the Target Companies as specified in Exhibit 1 (E), including the AW Shareholder Loans, and “Shareholder Loan” shall mean any of them. Not less than ten days prior to Closing Sellers shall provide Purchaser with a schedule setting forth the estimated amount (principal and accrued interest) of the Shareholder Loans as of the Closing Date.
“Shares” has the meaning specified in the preamble of this Agreement.
“Silent Partnership” has the meaning specified in the preamble of this Agreement.
“Silent Partnership Agreement” means the silent partnership agreement as concluded between the Sellers as individual silent partners and WPG dated 22 December 1997, establishing the Silent Partnership.
“Silent Partnership Compensation Claims” means the aggregate of the amounts of compensation claims to which each Seller is entitled pursuant to sec. 15 of the Silent Partnership Agreement upon termination of the Silent Partnership Agreement, to be calculated pursuant to sec 15 para. 7 of the Silent Partnership Agreement on the basis of the amount of the Purchase Price which is to be allocated to WPG in accordance with Schedule 3.3.
“Silent Partnership Termination Agreement” has the meaning specified in Section 3.5(b).

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“Straddle Period” has the meaning specified in Section 7.1(a)(i).
“Subsidiaries” has the meaning specified in the preamble of this Agreement.
“Subsidiaries’ Shares” has the meaning specified in Section 8.5(e).
“Summary of Identified Environmental Issues” has the meaning specified in Section 8.8(a).
“Target Net Working Capital Amount” has the meaning specified in Section 3.1(d).
“Target Companies” has the meaning specified in the preamble of this Agreement.
“Target Group” means the Target Group Companies.
“Target Group Companies” means Target Companies and Subsidiaries jointly and “Target Group Company” means one of the Target Group Companies.
“Tax Authority” means any governmental or administrative public authority or court competent to administrate, assess, impose, collect or enforce Taxes.
“Tax Benefits” has the meaning specified in Section 7.1(b)(v).
“Taxes” means all income taxes, value added taxes, wage taxes and any other taxes, charges, levies and duties, including but not limited to sales, use, transfer, stamp, transaction, real estate, payroll, employment, social security contributions, preliminary, withholding tax, customs duties, capital stock, profits, unemployment, personal property, escheat, unclaimed property or similar charge imposed by any authority, whether governmental or local, as well as all penalties, interest and any other additional amount in relation thereto and including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other Person; Taxes shall specifically exclude net deferred tax assets/liabilities; and “Tax” means any of them.
“Tax Proceedings” has the meaning specified in Section 7.3(a).
“Tax Refund” has the meaning specified in Section 7.5.
“Tax Return” means all returns, preliminary returns and notifications as well as all other documents, forms, computations, disclosures and registrations as required to be filed for Taxes under any applicable Law, including applications for not being liable to Taxes.
“Time Limitations” has the meaning specified in Section 10.4.

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“Third Party Claim” has the meaning specified in Section 10.8(a).
“to the knowledge of Sellers” means the actual knowledge of Ralf Weidenhammer and Mathias Göhrig or such knowledge as such persons would be expected to have after due and reasonable inquiry of the relevant matter.
“Transaction” has the meaning specified in the preamble of this Agreement.
“Transfer” means, as to any security or Assets, to sell, or in any other way transfer, assign, gift, contribute, pledge, grant a security interest in, distribute, encumber or otherwise dispose of (including, without limitation, the foreclosure or other acquisition by any lender with respect to any security or Asset pledged to such lender by the holder of such security or Asset), such security or Asset, either voluntarily or involuntarily and with or without consideration.
“Transition Services Agreement” means the Transition Services Agreement to be entered into at Closing between WPG and Haus + Co. Projektmanagement GmbH in substantially the form attached as Exhibit 1(F).
“US Company” has the meaning specified in the preamble of this Agreement.
“US Asset Transfer Agreement” has the meaning specified in Section 4.2(e).
“US Transfer Documentation” has the meaning specified in Section 4.2(e).
“VAT” has the meaning specified in Section 3.8.
“VDR” means the electronic data room maintained by IntraLinks under the project name Spring for the purposes of making it possible for Purchaser to conduct a due diligence in relation to the Transaction and which has been closed on 12 August 2014, 23.59 h, CET.
“WH Belgium” has the meaning specified in the preamble of this Agreement.
“WH Chile” has the meaning specified in the preamble of this Agreement.
“WH France” has the meaning specified in the preamble of this Agreement.
“WH GmbH & Co. KG” has the meaning specified in the preamble of this Agreement.
“WH GmbH Shares” has the meaning as specified in the preamble of this Agreement.
“WH Hellas” has the meaning specified in the preamble of this Agreement.
“WH LP” has the meaning specified in the preamble of this Agreement.

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“WH Polska” has the meaning specified in the preamble of this Agreement.
“WH Russia” has the meaning specified in the preamble of this Agreement.
“WH Sweden” has the meaning specified in the preamble of this Agreement.
“WH UK” has the meaning specified in the preamble of this Agreement.
“WPG” has the meaning specified in the preamble of this Agreement.
“WPP” has the meaning specified in the preamble of this Agreement.

2.	Sale of Shares and Transfer of Title

2.1	Purchase and Sale of Shares

(a)
Each Seller hereby sells to Purchaser all of his or her Shares in WPG. Subject to (i) the fulfillment (or waiver) of the Conditions Precedent pursuant to Section 4 and as confirmed by the Parties in the Closing Memorandum delivered pursuant to Section 5.2(p), (ii) the payment of the Initial Purchase Price pursuant to Section 5.2(j), (iii) the payment of the Escrow Amount pursuant to Section 5.2(k) and (iv) the payment of the purchase price for the amount of the Shareholder Loans pursuant to Section 5.2(m), the payment of the purchase price for the Silent Partnership Compensation Claims pursuant to Section 5.2(n), each Seller hereby transfers to Purchaser all of his or her Shares in WPG with economic effect and with effect in rem as of the Closing Date. Purchaser hereby accepts each of such sales and transfers.

(b)
A. Weidenhammer hereby sells to Purchaser all of his Partnership Interest in WH GmbH & Co. KG. Subject to (i) the fulfillment (or waiver) of the Conditions Precedent pursuant to Section 4, as confirmed by the Parties in the Closing Memorandum delivered pursuant to Section5.2(p), (ii) the payment of the Initial Purchase Price pursuant to Section 5.2(j), (iii) the payment of the Escrow Amount pursuant to Section 5.2(k), (iv) the payment of the purchase price for the amount of the Shareholder Loans pursuant to Section 5.2(m), the payment of the purchase price for the Silent Partnership Compensation Claims pursuant to Section 5.2(n), and (v) the registration of Purchaser as limited partner by right of subrogation (Sonderrechtsnachfolge) in the commercial register of WH GmbH & Co. KG by a note regarding the succession in title (Rechtsnachfolgevermerk), A. Weidenhammer hereby transfers to Purchaser all of his Partnership Interest in WH GmbH & Co. KG with economic effect and with effect in rem as of the Closing Date. Purchaser hereby accepts such sale and transfer.

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(c)
A. Weidenhammer hereby sells to Purchaser all of his WH GmbH Shares in WH GmbH. Subject to (i) the fulfillment (or waiver) of the Conditions Precedent pursuant to Section 4 as confirmed by the Parties in the Closing Memorandum delivered pursuant to Section 5.2(n), (ii) the payment of the Initial Purchase Price pursuant to Section 5.2(j), (iii) the payment of the Escrow Amount pursuant to Section 5.2(k) and (iv) the payment of the purchase price for the amount of the Shareholder Loans pursuant to Section 5.2(m), the payment of the purchase price for the Silent Partnership Compensation Claims pursuant to Section 5.2(n), A. Weidenhammer hereby transfers to Purchaser all of his WH GmbH Shares in WH GmbH with economic effect and with effect in rem as of the Closing Date. Purchaser hereby accepts such sale and transfer.

2.2	Ancillary Rights

(a)
The sale and transfer of the Shares and the WH GmbH Shares shall each include all ancillary rights pertaining thereto, including the right to participate in the profits for the current business year and profits for preceding business years which have not been distributed and which shall accrue to the account of Purchaser.

(b)
The sale and transfer of the Partnership Interest shall include all claims, rights and obligation in connection with the Partnership Interest, in particular the accounts to which the limited partnership agreement of WH GmbH & Co. KG refers, i.e. the fixed account (Kapitalkonto), the reserve account (Rücklagenkonto), the current account (Kontokorrentkonto) and the loss carry-forward account (Verlustvortragskonto). The sale and transfer by A. Weidenhammer to Purchaser pursuant to the Settlement Sale and Transfer Agreement of his repayment claims relating to the AW Shareholder Loans against payment of the amount of such Shareholder Loans by Purchaser to A. Weidenhammer shall remain unaffected, irrespective of the fact that the repayment claim is booked on the capital account II (Fremdkapitalkonto/Kapitalkonto II) of WH GmbH & Co. KG.

2.3	Guarantee
The Parent Guarantor herewith guarantees in the form of an independent undertaking the complete and punctual payment of the Initial Purchase Price and the Purchase Price and the full and punctual performance by Purchaser of all other obligations of Purchaser under this Agreement and its Exhibits and Schedules.

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3.	Purchase Price

3.1	Purchase Price
The purchase price for the Shares, the Partnership Interest, the WH GmbH Shares, and the Purchaser US Participation (the “Purchase Price”) shall be equal to:

(a)	two hundred and eighty six million Euro (EUR 286,000,000.00) (the “Enterprise Value”);

(b)	plus an amount equal to the Closing Cash;

(c)	minus an amount equal to the Closing Financial Debt; and

(d)
either plus the amount by which the Closing Net Working Capital Amount exceeds EUR 37,010,896 Euro (EUR thirty-seven million ten thousand eight hundred and ninety-six) (the “Target Net Working Capital Amount”) (in the case of such excess) or less the amount by which the Closing Net Working Capital Amount falls short of the Target Net Working Capital Amount (in the case of such shortfall);

3.2	Payment of Purchase Price

(a)
At Closing, Purchaser shall pay to Sellers the Initial Purchase Price (as defined in Section 3.6) less the Escrow Amount which Purchaser shall pay to the Escrow Agent. At Closing, Purchaser, furthermore shall make the Closing Debt Payments. The amount of the Initial Purchase Price, less the Escrow Amount, shall be paid in Euro by irrevocable wire transfer of immediately available funds into Sellers’ Account or such other account designated by Sellers in writing to Purchaser at least five (5) Business Days prior to Closing. The Escrow Amount shall be paid in Euro by irrevocable wire transfer of immediately available funds into an account of the Escrow Agent designated pursuant to the Escrow Agreement. The Closing Debt Payments shall be paid in Euro by irrevocable wire transfer of immediately available funds to the financial institutions to which such amounts are due.

(b)
Sellers acknowledge and agree that once the Initial Purchase Price has been paid to Sellers’ Account, the Escrow Amount has been paid to the Escrow Agent’s account and the Closing Debt Payments have been made, each in accordance with this Section 3.2, Purchaser shall, subject to possible adjustments pursuant to Section 3.7, have discharged in full and finally its obligation to pay the Purchase

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Price. It shall be the sole responsibility of Sellers as to the allocation of the Purchase
Price among themselves.

3.3	Escrow Mechanism

(a)
Without undue delay after the date of this Agreement, the Parties shall jointly appoint the Escrow Agent to serve as their joint agent to receive and hold on behalf of both Parties the Escrow Amount. The Parties shall instruct the Escrow Agent to open without undue delay (unverzüglich) after the date of this Agreement a bank account to receive payment by Purchaser of the Escrow Amount (the “Escrow Account”) and to notify the Parties of the details of the Escrow Account.

(b)
The terms and conditions regarding the Escrow Account and the release of funds therefrom are set forth in the Escrow Agreement to be executed between the Parties and the Escrow Agent and delivered prior to the Closing Date.

3.4	Allocation of the Purchase Price and Responsibility for Liabilities

(a)
The allocation of the Purchase Price (and the various components thereof) shall be as set out in Schedule 3.4. If the Purchase Price is adjusted in accordance with Section 3.7, or as a result of other adjustments under this Agreement (all of which shall be deemed as changes to the Purchase Price) the Parties shall restate the allocation of the Purchase Price accordingly.

(b)	The Sellers shall be jointly and severally liable towards Purchaser for all of their respective obligations and undertakings under this Agreement, including the Sellers Warranties.

3.5	Sale and Assignment of Repayment Claim and Settlement of Silent Partnership

(a)
At Closing, Sellers shall each sell and assign their respective repayment claims against WPG and against WH GmbH & Co. KG regarding the Shareholder Loans to Purchaser, and Purchaser shall pay at Closing, to Sellers the aggregate amount of the Shareholder Loans as set out in and calculated pursuant to Exhibit 1 (E) on the basis of a sale and transfer agreement substantially in the form as attached as Schedule 3.5(a) hereto (“Settlement Sale and Transfer Agreement”).

(b)	At Closing, Sellers shall (i) terminate the Silent Partnership by way of a termination agreement substantially in the form as attached as Schedule 3.5(b) hereto

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(“Silent Partnership Termination Agreement”) and (ii) each sell and assign their respective Silent Partnership Compensation Claim against WPG following from the termination of the Silent Partnership to Purchaser and Purchaser shall pay at Closing to Sellers the aggregate amount of the Silent Partnership Compensation Claims as set out in the Silent Partnership Termination Agreement on the basis of the Settlement Sale and Transfer Agreement.

3.6	Estimated Closing Statement
Ten Business Days prior to Closing, Sellers shall provide to Purchaser an estimated closing statement (the “Estimated Closing Statement”) setting forth Sellers’ good faith estimate of the amount of the Closing Cash (the “Estimated Closing Cash”), the Closing Financial Debt (the “Estimated Closing Financial Debt”) and the Closing Net Working Capital Amount (the “Estimated Closing Net Working Capital Amount”), each as determined by Sellers on the basis of the Accounts and taking into account estimates of the movements in Closing Cash, Closing Financial Debt and Closing Net Working Capital up to the Closing Date. The initial purchase price (the “Initial Purchase Price”) shall be calculated pursuant to Section 3.1 based upon the information contained in the Estimated Closing Statement and shall be payable at Closing pursuant to Section 3.2(a). A sample calculation of the Initial Purchase Price based on the Accounts without adjustment for the period until Closing calculated pursuant to Section 3.1 is attached hereto as Schedule 3.6. The Parties are in agreement that the Purchase Price to be determined pursuant to Section 3.7 shall be calculated in the same calculatory manner as set out in Schedule 3.6.

3.7	Determination of Purchase Price Adjustment and Purchase Price

(a)
Promptly after the Closing Date and no later than ninety (90) days following the Closing Date, Purchaser shall deliver to Sellers the Closing Accounts. The Closing Accounts shall be accompanied by Purchaser’s good faith calculations (the “Purchaser’s Proposed Calculations”) of (i) the amount of the Closing Cash, Closing Financial Debt and Closing Net Working Capital Amount and (ii) a calculation of the Purchase Price based on the amounts set forth in the Closing Accounts. The costs for the preparation of the Closing Accounts shall be borne by WPG.

(b)
After the Closing Date, Purchaser shall provide Sellers and Sellers’ advisors with all required access, during normal business hours, to the accounting and other personnel and to the books and records of the Target Group Companies, as the

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case may be, and any other document or information reasonably requested by Sellers and necessary for Sellers for purposes of this Section 3.7.

(c)
In the event that Seller does not object to Purchaser’s Proposed Calculations and the Closing Accounts by written notice of objection (the “Notice of Objection”) delivered to Purchaser within thirty (30) Business Days after Sellers’ receipt of Purchaser’s Proposed Calculations and the Closing Accounts, the Closing Accounts and the calculation of the Purchase Price pursuant to Purchaser’s Proposed Calculations shall be deemed final and binding. A Notice of Objection under this Section 3.7(c) shall set forth in detail Sellers’ alternative calculations of (i) the amount of the Closing Cash, the Closing Financial Debt and the Closing Net Working Capital Amount and (ii) a recalculation of the Purchase Price based on such amounts, each clarifying any deviations to Purchaser’s Proposed Calculations.

(d)
If Sellers deliver a Notice of Objection to Purchaser within the thirty (30) Business Day period referred to in Section 3.7(c), then any element of Purchaser’s Proposed Calculations that is not in dispute on the date such Notice of Objection is given shall be treated as final and binding and any dispute regarding amounts, calculations or accounting items (each a “Closing Account Dispute”) shall be resolved as set forth in sub‑sections (e) through (i) below.

(e)
Sellers and Purchaser shall promptly endeavor in good faith to resolve the Closing Account Disputes listed in the Notice of Objection. If the Parties fail to reach such an agreement within twenty one (21) days from the date when Sellers delivered the Notice of Objection, the Closing Account Dispute may be referred, at the request of either Party, for decision to an independent chartered accountant, primarily Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft, and if unavailable, BDO International, and if neither are available, an accountant appointed by the chairman of the management board of the Institute of Public auditors in Germany (Vorsitzender des Vorstandes des Instituts der Wirtschaftsprüfer in Deutschland) in Düsseldorf (the “Closing Expert”); provided, that if no such notice of referral is made by either Party within the twenty one (21) day period from the delivery of the Notice of Objection, the recalculation of the Initial Purchase Price pursuant to Notice of Objection shall be deemed final and binding.

(f)
Sellers and Purchaser shall use their commercially reasonable efforts to cause the Closing Expert to render a decision in accordance with this Section 3.7 along with a statement of reasons thereto within thirty (30) days of the submis-

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sion of the Closing Account Dispute to the Closing Expert, or a reasonable time thereafter.

(g)
If Sellers and Purchaser submit any Closing Account Dispute to the Closing Expert for resolution, Sellers and Purchaser shall each pay their own costs and expenses incurred under this Section 3.7, and all fees and expenses of the Closing Expert shall be borne equally by the Parties, except in each case if the Closing Expert determines that the allocation of such costs and expenses should be allocated between Purchaser and Seller in another manner, e.g. considering the relative merit of the Parties’ positions in the Closing Account Dispute.

(h)
The Closing Expert shall act as an expert in the meaning of § 317 BGB and not as an arbitrator to determine, based upon the provisions of this Section 3.7, only the Closing Account Dispute and the determination of each amount, calculation or accounting item of the Closing Account Dispute shall be made solely in reliance on submissions and supporting material provided by the Parties; any such submissions made by one Party shall also be disclosed to the other Party. Sellers and Purchaser shall cooperate with and assist, and shall cause their respective accountants and the Target Group Companies to cooperate with and assist the Closing Expert in the conduct of its review. The Closing Expert may not resolve that the value of a particular disputed item is higher or lower, as applicable, than the highest or lowest value proposed for such item by Sellers or Purchaser, and the aggregate adjustment to be payable by either Party may not be greater or less than the highest or lowest amount proposed by Sellers or Purchaser. The Closing Expert’s decision (in the absence of manifest error, negligence and/or fraud) shall be final and binding on the Parties.

(i)
Upon the determination of the Purchase Price, Sellers or Purchaser, as the case may be, shall make, or cause to be made, the payment required by this Section 3.7(i). The amount payable by Sellers or Purchaser pursuant to this Section 3.7(i) is referred to herein as the “Purchase Price Adjustment” and shall be treated as an adjustment to the Initial Purchase Price.

(i)
If the Purchase Price exceeds the Initial Purchase Price, then (i) Purchaser shall pay to Sellers the amount of such difference within ten (10) Business Days of the determination of the Purchase Price, such Purchaser Price Adjustment to be paid in accordance with Section 3.2 and (ii) the Parties will instruct the Escrow Agent to release to Sellers the full amount of the Purchase Price Adjustment Escrow Funds.

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(ii)
If the Purchase Price falls short of the Initial Purchase Price, then the amount of such difference shall be released from the Escrow Account to Purchaser within ten (10) Business Days of the determination of the Purchase Price, provided that, if the amount of such difference exceeds Four Million Euros (€4,000,000.00) (the “Purchase Price Adjustment Escrow Funds”), then in addition to the aforementioned escrow release, all amounts in excess of such Purchase Price Adjustment Escrow Funds shall be paid by wire transfer of immediately available funds to Purchaser’s Account or such other account designated by Purchaser in writing to Sellers. To the extent that any portion of the Purchase Price Adjustment Escrow Funds are not released to Purchaser under this paragraph, the Parties will instruct the Escrow Agent to release to Sellers the full amount of such remainder of the Purchase Price Adjustment Escrow Funds.

(iii)	The amount due shall bear interest from the Closing Date to the day when paid in accordance with (i) or (ii) above at a rate of 5 (five) per cent per annum.

3.8	VAT
The Parties mutually assume that the sale and transfer of the Shares, the Partnership Interest, the WH GmbH Share, and the Purchaser US Participation (the “Sale”) is not subject to and is exempt from value added tax (Umsatzsteuer, “VAT”) and agree not to treat the Sale and transfer of the Shares, the Partnership Interest, the WH GmbH Shares, and the Purchaser US Participation as subject to VAT. If VAT becomes payable as a result of the consummation of the Sale, the whole amount of such VAT shall be borne by Purchaser, and Purchaser shall pay such VAT in addition to the Purchase Price. The amount of such VAT shall be paid subject to the issuing of an invoice by Sellers which shall meet all legal requirements according to the respective provisions of the applicable laws.

4.	Conditions Precedent
The obligations of Purchaser and Sellers to consummate the Transaction and perform the actions at Closing pursuant to Section 5.2 shall be subject to the satisfaction or waiver of all of the following conditions precedent (jointly the “Conditions Precedent”):

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4.1	Merger Control Clearance

(a)	The German Federal Cartel Office (Bundeskartellamt)

(i)
shall have notified Sellers and/or Purchaser in writing that it will not prohibit the Transaction either unconditionally or subject to the fulfilment of certain conditions or obligations (Auflagen oder Bedingungen) provided that Purchaser shall only be obligated to accept any such conditions or obligations (Auflagen oder Bedingungen) in accordance with Section 4.7;

(ii)
shall have failed to notify the Sellers and Purchaser within one month after filing of the proposed Transaction in accordance with § 39 German Act against Restraints on Competition (Gesetz gegen Wettbewerbsbeschränkungen - GWB) that it has initiated a formal investigation; or

(iii)	shall have failed to issue an order pursuant to § 40 para. 2 sentence 1 GWB within the time periods required pursuant to § 40 para. 2 GWB.

(b)	The Russian Federal Antimonopoly Service

(i)	shall have declined jurisdiction over the Transaction (in particular through the provision of a comfort letter stating that local merger control regulations are not applicable);

(ii)
shall have notified Sellers and/or Purchaser in writing that it will not prohibit the Transaction either unconditionally or subject to the fulfilment of certain conditions or obligations (Auflagen oder Bedingungen) provided that Purchaser shall only be obligated to accept any such conditions or obligations (Auflagen oder Bedingungen) in accordance with Section 4.7; or

(iii)	shall be deemed - through the expiration of time periods available for its investigation under local competition law - to have granted clearance of the Transaction.

(c)	The Turkish competition authority

(i)	shall have declined jurisdiction over the Transaction (in particular through the provision of a comfort letter stating that local merger control regulations are not applicable);

(ii)
shall have notified Sellers and/or Purchaser in writing that it will not prohibit the Transaction either unconditionally or subject to the fulfilment of certain conditions or obligations (Auflagen oder Bedingungen) provided

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that Purchaser shall only be obligated to accept any such conditions or obligations (Auflagen oder Bedingungen) in accordance with Section 4.7; or

(iii)	shall be deemed - through the expiration of time periods available for its investigation under local competition law - to have granted clearance of the Transaction.

4.2	Purchaser’s Conditions Precedent

(a)
The representations and warranties given by Sellers to Purchaser under Section 8.1 in this Agreement shall be true and correct on the date thereof and at and as of the Closing Date, as if made at and as of each such dates;

(b)
There shall not be: (i) any Order of any nature issued by a Governmental Authority with competent jurisdiction directing that the Transaction or any aspect of it not be consummated as herein provided; or (ii) any Proceeding pending wherein an unfavorable Order would prevent the performance of this Agreement or the consummation of the Transaction, declare unlawful the Transaction or cause the Transaction to be rescinded, whereby the Parties agree that merger control proceedings shall be governed by Sections 4.1, 4.2(c) and 4.7 and shall not be included in the Proceedings under this Section 4.2(b);

(c)
There shall not be any Order of a merger control authority of any nature with competent jurisdiction directing that the Transaction is unlawful or may not be consummated (provided that Purchaser’s obligations set forth in Section 4.7(c) shall not be affected hereby);

(d)
The Due Diligence Review shall have been completed to Purchaser’s satisfaction and no Material Adverse Change, including by way of a violation of Sellers’ Warranties, shall have occurred or become known to the Sellers or Purchaser prior and up to the Closing Date;

(e)
Sellers shall have established the US Company in the legal form of a Delaware limited liability company and Weidenhammer LP shall have transferred its business and assets to the US Company by way of a transfer agreement substantially in the form of Schedule 4.2(e)(i)(“US Asset Transfer Agreement”). Sellers and Parent Guarantor shall have executed documentation required for the transfer of a 40% share in the capital of the US Company by the Sellers to Parent Guarantor substantially in the form of Schedule 4.2(e)(ii) (“US Transfer Documentation”) and an operating agreement with respect to the Parties’

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shareholdings in the US Company substantially in the form attached as Schedule 4.2(e)(iii) (“Operating Agreement”).

(f)
Sellers shall have procured that Dorpak shall have sold and transferred its business property (consisting of land and buildings) to the Sellers or Sellers’ designee on terms as set out in Schedule 4.2(f) which terms shall not adversely affect the Business;

(g)
The Target Group Companies and Sellers (or their respective Affiliates) shall have executed a lease agreement regarding the lease of real estate and buildings used by Dorpak which lease shall extend over a five (5) year term as of the Closing Date. The financial terms of such lease agreement shall be substantially similar to the terms on which such real estate is presently used by Dorpak to the signing of this Agreement, and such lease shall be substantially in the form attached hereto as Schedule 4.2(g) (the “Dorpak Lease”);

(h)	Transfer of 50% stake in WH Russia to WPG shall have occurred;

(i)
Each of the real property leases between a Target Group Company and an Affiliate of Sellers shall have been amended so as to, (i) extend the terms of such leases for an initial five year term to commence on the Closing Date on the same general terms as are currently in effect with the possibility of two five year renewal terms at rental rates reflecting a two percent per year escalation clause and (ii) to exclude from such leases any right of the lessor to terminate such leases prior to the end of their respective terms;

(j)	Haus + Co Projektmanagement GmbH and WPG shall have entered into the Transition Services Agreement replacing the current services agreement between such parties;

(k)
All intercompany agreements between a Target Group Company, on one hand, and Sellers or an Affiliate of Sellers, on the other hand, shall have been terminated, with the exception of Sellers’ Surviving Relationships;

(l)	Transfer of all of the issued and outstanding shares of Sleeve Pack Kft., as described in the recitals to this Agreement, shall have occurred;

(m)	Transfer of all of the issued and outstanding shares of Weidenhammer Corporation, as described in the recitals to this Agreement, shall have occurred;

(n)	All Intercompany Debt shall have been settled, not taking into account the Shareholder Loans which shall be settled pursuant to Section 3.5(a) and the Si-

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lent Partnership Compensation Claims which shall be settled pursuant to Section 3.5(b).

(o)	Transfer of all shares in WH Hellas held by R. Weidenhammer shall have been transferred to WPG; and

(p)	Arrangements shall have been made to make the Closing Debt Payments.

4.3	Sellers’ Conditions Precedent

(a)
There shall not be: (i) any Order of any nature issued by a Governmental Authority with competent jurisdiction directing that the Transaction or any aspect of it not be consummated as herein provided; or (ii) any Proceeding pending wherein an unfavorable Order would prevent the performance of this Agreement or the consummation of the Transaction, declare unlawful the Transaction or cause the Transaction to be rescinded, whereby the Parties agree that merger control proceedings shall be governed by Sections 4.1, 4.3(b) and 4.7 and shall not be included in the Proceedings under this Section 4.3(a);

(b)
There shall not be any Order of a merger control authority of any nature with competent jurisdiction directing that the Transaction is unlawful or may not be consummated (provided that Purchaser’s obligations set forth in Section 4.7(c) shall not be affected hereby);

(c)	The Board of Directors of Purchaser shall have given its approval to the Transaction;

(d)	Sellers and Parent Guarantor shall have agreed on the US Transfer Documentation and the Operating Agreement.

(e)	Purchaser and Sellers have procured that Dorpak and Sellers' appropriate Affiliate have executed the Dorpak Lease.

4.4	Waiver
The Conditions Precedent set out under Section 4.1 may only be waived jointly by Purchaser and Sellers. Purchaser shall be entitled to waive the Conditions Precedent set out under Section 4.2 and Sellers shall be entitled to waive the Conditions Precedent set out under Section 4.3.

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4.5	Commercially Reasonable Efforts to Close
The Parties shall use their respective commercially reasonable efforts to cause all necessary actions to be taken in order to have the Conditions Precedent be fulfilled as promptly as practicable.

4.6	Long Stop Date

(a)
If any of the Conditions Precedent have not been fulfilled or waived by the relevant Party prior to 31 December 2014, either Party shall, at any time, be entitled to terminate this Agreement by written notice with immediate effect; provided, in each case, that the Party that was responsible for the failure of the respective Condition Precedent to be fulfilled in breach of this Agreement shall not be entitled to terminate this Agreement. Upon termination of this Agreement pursuant to the preceding sentence, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Parties (other than for breach of this Agreement prior to such termination and without prejudice to any remedies available under the Law for breach of contractual obligation) and subject to item (b) below.

(b)
This Section 4.6 and Sections 12.2 (Public Announcements), 12.3 (Costs and Expenses), 12.5 to 12.11 (Assignment, Entire Agreement, Partial Invalidity, Notices, Governing Law, Arbitration and Confidentiality of Arbitration) as well as the confidentiality agreement entered into between Sellers and Purchaser on February 24, 2014, shall survive any termination of this Agreement.

4.7	Merger Control Proceedings

(a)
Purchaser shall ensure subject to the cooperation of the Sellers that any filings necessary in connection with any merger control clearance referred to in Section 4.1 and any other filings with, or notifications to, any governmental authority required in connection with this Agreement will be made, or if initiated prior to the date of this Agreement, will be completed, without undue delay after the date hereof. Any filings made by Purchaser shall require the prior written consent of Sellers which shall not be unreasonably withheld or delayed. The Sellers will provide Purchaser with all necessary information and/or data that is required to submit a complete filing to the competent authorities without undue delay.

(b)
In order to obtain all requisite approvals for the Transaction under merger control Laws, Purchaser and Sellers shall (i) reasonably cooperate in all respects with each other in the preparation of any filing or notification and in connection

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with any submission, investigation or inquiry, (ii) supply to any competent authority as promptly as practicable any additional information requested pursuant to any applicable Laws and take all other procedural actions required in order to obtain any necessary clearance or to cause any applicable waiting periods to commence and expire, (iii) promptly provide each other with copies of any written communication received or sent (or written summaries of any non-written communication) in connection with any proceeding and (iv) give each other and their respective advisors the opportunity to participate in all meetings and conferences with any competent authority.

(c)
Purchaser may waive (zurücknehmen) filings with the competent authorities or agree with such authorities on the extension of any examination period only with the express prior written consent of the Sellers which shall not be unreasonably withheld or delayed. Purchaser is obligated to offer, consent, and comply with, obligations or conditions (Auflagen und Bedingungen) or other agreements required by any competent merger control authority as a condition to the clearance of the Transaction, unless such obligations or conditions (Auflagen und Bedingungen) or other agreements (i) involve a divesture of any facility or (ii) have an overall impact on the Enterprise Value of Purchaser’s business after Closing (including the Target Group Companies) in excess of EUR 15,000,000.00. In case that either of the conditions in items (i) and (ii) in the preceding sentence are met, Purchaser shall consider in good faith (but shall not be obligated) to offer, consent, and comply with, any such obligations or conditions (Auflagen und Bedingungen) or other agreements required by any competent merger control authority. In case Purchaser proceeds with the Closing and accepts such obligations, conditions or agreements, Purchaser may not request any adjustment of the Purchase Price or other amendment of this Agreement as a result of any divestiture or of any decision by a competent authority after the Closing Date prohibiting any transaction contemplated hereby. For the avoidance of doubt, any compensation received in connection with the implementation of such obligations, conditions or agreements shall be for the benefit of Purchaser. After reasonably cooperating with Sellers with respect to any proceedings involving any competent merger control authority, Purchaser shall be entitled to file an appeal against any prohibition decisions made by such authority.

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5.	Closing

5.1	Closing Date
The consummation of the Transaction as contemplated by this Agreement (the “Closing”), shall take place on the last calendar day of the month following five (5) Business Days after the last of the Conditions Precedents (other than those conditions that by their nature are to be satisfied at the Closing Date, but subject to their fulfilment or waiver) has been satisfied or waived, starting at 9:00 am CET at the offices of Reed Smith LLP, Von- der- Tann Straße 2, 80539 Munich, or at such other time, date and place as the Parties shall agree upon in writing. The transfer and delivery of the Shares, the Partnership Interest, the WH GmbH Shares, and the Purchaser US Participation shall take effect in rem (mit dinglicher Wirkung) at 24:00 hours of the last calendar day of the month in which the Closing will take place (the “Closing Date”).

5.2	Obligations at Closing
Subject to the satisfaction, or waiver by the respective Party, of the Conditions Precedent, at Closing:

(a)	Purchaser shall deliver to Sellers evidence of the fulfillment of the Closing Condition pursuant to Section 4.1.

(b)
Sellers shall deliver to Purchaser all required consents regarding the transfer of the Shares, of the Partnership Interest, and of the WH GmbH Shares, as well as respective waivers of Sellers’ pre-emption rights, rights of first refusal, comparable contractual rights and all other rights of Sellers against any Target Group Company, substantially in the form as attached hereto as Schedule 5.2(b).

(c)	Sellers (or Sellers’ Affiliate) and Parent Guarantor shall enter into the Operating Agreement.

(d)	Sellers (or Sellers’ Affiliates) and Parent Guarantor shall execute the US Transfer Documentation.

(e)	Sellers shall provide Purchaser with documentation showing that the property transfer as outlined in Section 4.2(f) has become legally effective.

(f)	Sellers shall procure that the relevant contract parties conclude the Dorpak Lease as outlined in Sections 4.2(g).

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(g)	Sellers shall provide Purchaser with a copy of the executed Silent Partnership Termination Agreement.

(h)
Sellers shall provide Purchaser with such resignations and releases of the officers and directors of each of the Target Group Companies as Purchaser has requested at least ten (10) Business Days prior to Closing.

(i)	Sellers and Purchaser shall enter into the Settlement Sale and Transfer Agreement.

(j)	Purchaser shall pay the Initial Purchase Price pursuant to Section 3.2.

(k)	Purchaser shall pay the Escrow Amount pursuant to Section 3.2.

(l)	Purchaser shall make the Closing Debt Payments pursuant to Section 3.2.

(m)	Purchaser shall pay the purchase price for the Shareholder Loans to Sellers in accordance with the Settlement Sale and Transfer Agreement.

(n)	Purchaser shall pay the purchase price for the Silent Partnership Compensation Claims to Sellers in accordance with the Settlement Sale and Transfer Agreement.

(o)
Sellers shall provide Purchaser with documentation showing that the transfers as outlined in Section 4.2(l), 4.2(m) and 4.2(o) have become legally effective and all Intercompany Debt have been settled pursuant to 4.2(n).

(p)
After all items in Sections 5.2(a) through 5.2(o) (collectively, the “Closing Actions”) have been made, the Parties shall sign a written declaration substantially in the form set forth in Schedule 5.2(p) confirming that all Closing Actions have been fulfilled or waived or are not applicable as the case may be (the “Closing Memorandum”). Upon such confirmation all Closing Actions shall be deemed to be fulfilled and the notary shall be mutually directed (angewiesen) to file the new shareholders lists with the commercial register.

(q)
The Parties are aware that Purchaser will only be able to exercise its shareholder rights vis-à-vis WPG and WH GmbH once Purchaser has been included in the respective updated shareholders’ lists as a new shareholder and such lists have been filed internally by the commercial register. Subject to and as of the Closing the Sellers herewith each entitle Purchaser in relation to their respective Shares and WH GmbH Shares irrevocably and

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with the exemption from the legal restrictions on self and several representation under sec 181 German Civil Code (Befreiung von den Beschränkungen des § 181 BGB) to exercise all shareholder rights resulting from the Shares and the WH GmbH Shares to the full extent and unrestrictedly.

(r)
The Parties will cause the notary public notarizing this Agreement to submit to each of the applicable commercial registers for each of WPG and WH GmbH duly executed shareholder lists to document the share transfers contemplated hereby and the Parties will submit a duly executed application form to the applicable commercial register for WH GmbH & Co. KG to register the transfer of the Partnership Interest in the commercial register including a note regarding the succession in title (Rechtsnachfolgevermerk).

5.3	Completion of Closing
All steps taken in connection with the Closing listed under Section 5.2 shall be taken in the order as listed in Section 5.2 above and will be considered to have occurred simultaneously, as part of a single transaction, and no delivery will be considered to have been made until each such step has been completed, and, thus, the Closing will be completed only after all the steps mentioned above have been taken.

6.	Certain Agreements and Covenants

6.1	Conduct of Business
During the Interim Period Sellers shall procure that the Target Group Companies will conduct their operations in the Ordinary Course of Business consistent with past practice and the Sellers shall procure that each of the Target Group Companies preserves its material business relationships with customers, suppliers, distributors and others with whom the Target Group Companies deal in connection with the conduct of their respective businesses. In addition Sellers shall not divest or create any Encumbrance on any of the Shares, the Partnership Interest, and the WH GmbH Shares, and the Sellers shall procure that during the Interim Period the Target Group Companies will

(a)
not enter into any recapitalization or reorganization which changes the corporate structure, capitalization or organization of any of the Target Group Companies (including any split, reclassification or other change in or of any

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of its shares or ownership interests) or any merger or similar business combination between any of the Target Group Companies and any third party, with the exception of the Pre-Closing Reorganization Transactions;

(b)	not divest any of the Shares, the Partnership Interest, and the WH GmbH Shares;

(c)
not issue any shares or ownership interests, or any options, warrants or other rights to subscribe for or purchase any shares or ownership interests, or any securities convertible into or exchangeable for its shares or ownership interests;

(d)
not declare, pay or set aside any Distribution (whether with respect to outstanding ownership interests or issuable upon the conversion, exchange or exercise of outstanding shares or ownership interests), or directly or indirectly redeem, purchase or otherwise acquire any of its shares or ownership interests, except for a Distribution from WPG to the Sellers in the amount of up to EUR 12,000,000.00;

(e)	not amend its Charter Documents;

(f)
not grant any increase in, or prepayment of, the compensation payable, or to become payable, to its managing directors, managers, directors, officers, and employees or agents, or enter into any bonus, insurance, pension or other benefit plan, payment or arrangement for or with any of such managing directors, managers or employees or agents, other than normal salary increases in the Ordinary Course of Business and other than as set out in Schedule 8.7(b);

(g)	not make any lay-offs with respect to a significant part of its workforce;

(h)
not incur any Financial Liabilities, including Intercompany Debt (other than Financial Liabilities incurred in the Ordinary Course of Business on reasonable arms-length terms) and other than Financial Liabilities reasonably incurred in connection with any of the Pre-Closing Reorganization Transactions, or directly or indirectly provide a Guarantee, or agree to provide a Guarantee;

(i)
not cancel, or make any material change to, any Financial Liabilities owing to it from any Person or any Claims which it may possess, or waive or release any material rights (other than in the Ordinary Course of Business

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and other than Financial Liabilities incurred in connection with any of the Pre-Closing Reorganization Transactions);

(j)	not place, or allow to be placed, an Encumbrance on any of its Assets (other than in the Ordinary Course of Business);

(k)
not make any change in the Accounting Principles except as required by German GAAP, including without limitation, any change in its policies with respect to the payment of accounts payable or other current Liabilities or the collection of accounts receivable, including, without limitation, any acceleration or deferral of the payment or collection thereof (other than in the Ordinary Course of Business), as applicable;

(l)
in relation to any real estate leased by any Target Group Company not terminate or amend the terms of any lease in respect of such real estate or sell and/or transfer any such real estate, except as expressly contemplated by this Agreement;

(m)	not change (i) the accounting procedures, policies, principles or practices, or (ii) management information systems of the Target Group Companies, unless required under applicable law or regulation;

(n)	not make any commitments for capital expenditures in excess of EUR 250,000.00 per asset or EUR 2,500,000.00 in the aggregate;

(o)	not agree to enter into any commitment to do any of the foregoing;

(p)	keep proper books of record and account;

(q)
subject to the requirements of applicable Law, provide Purchaser on a regular and ongoing basis an update with respect to the Business, including, without limitation, any significant or extraordinary developments relating to the Business; and

(r)
disclose to Purchaser in writing any fact or circumstance, including full details thereof, which (i) constitutes a breach by Sellers of this Agreement or (ii) would constitute a breach by Sellers of Sellers Warranties immediately upon becoming aware of such fact or circumstance.

Notwithstanding the aforesaid, the Target Group Companies may take any action (i) with Purchaser’s prior written consent which will not be unreasonably withheld; (ii) if required in an emergency or disaster situation with the intention of minimizing any adverse effect thereof (and of which Purchaser shall be promptly

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notified); or (iii) for the completion or performance of actions which are necessary pursuant to any legal or regulatory obligation. The consent shall be either given or refused within ten (10) Business Days from the presentation of the request.

6.2	No Claims Against Directors and Shareholders
Absent fraud or willful misconduct, Purchaser covenants that neither it nor any of its Affiliates (including the Target Group Companies after Closing) shall (i) present any claims against any of the Officers and Directors of the Business relating to the transactions contemplated by this Agreement, or (ii), except as provided in this Agreement, present any claims against Sellers or any Affiliate of Sellers, or any of its Officers and Directors in connection with their prior position as shareholders of the Target Group Companies or their control of, or influence on, the Business and any actions relating thereto. For the avoidance of doubt, this Section 6.2 shall not affect any rights and claims of Purchaser arising pursuant to Sellers’ Surviving Relationships.

6.3	Access to Target Group Companies’ Files

(a)
Subject to applicable law, Purchaser shall after Closing (and after Closing shall cause the Target Group Companies to) afford and furnish to Sellers and their advisors and representatives (i) access, during normal business hours and upon reasonable notice, to the properties, assets, books and records and personnel and to senior management personnel of the Target Group Companies; and (ii) such information concerning the business, operations, properties, assets and personnel of the Target Group Companies, in each case to the extent reasonably requested by Sellers for accounting, audit, legal, Tax and other matters, including, for the avoidance of doubt, any matters relating to the office of managing director of the Target Group Companies held by any Seller (including for the benefit of any managing director of the Target Group Companies not being a Seller), in relation to which Sellers or an Affiliate of Sellers has or may have any liability or obligation, and in any event only in relation to the time before the Closing Date. Nothing in this Section 6.3 shall oblige Purchaser or any Target Group Company to make available for inspection or copying any: (i) privileged information (provided that such privilege cannot be preserved by means of proper non-disclosure commitments); (ii) medical records and personal information relating to persons employed by any Target Group Company; (iii) commercially and competitively sensitive information; or (iv) other information which

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may not be disclosed as a matter of law and neither Sellers nor their advisors or representatives shall be entitled to have access to any such information pursuant to this Section 6.3.

(b)
Purchaser agrees to keep all of the books and records of the Target Group Companies relating to the period before the Closing Date and which are in existence at the Closing Date and not to destroy or dispose of any thereof for a period of seven (7) years from the Closing Date or such longer time as may be required by mandatory applicable law. Following this seven year period, Purchaser is entitled at its sole discretion to destroy or dispose of such books and records, unless Sellers request with six (6) months prior written notice to the end of such period that such books and records are surrendered to Sellers.

6.4	Insurance
Purchaser will procure that the Target Group Companies avail of insurance coverage as is necessary for the continued conduct of the Business after Closing consistent with Purchaser’s group practices for insurance coverage.

6.5	Further Assurances
If, at any time prior to or after Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the Parties hereby agree to use their reasonable commercial efforts to take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is explicitly entitled to indemnification therefore under this Agreement).

6.6	Updating of Information in Disclosure Schedules
Sellers may, subject to the provisions of this Section 6.6, from time to time until the Closing Date by notice to Purchaser in accordance with this Agreement supplement or amend the Disclosure Schedules to reflect matters arising after the date of this Agreement. Notwithstanding the foregoing or any provision of this Agreement to the contrary, any supplement or amendment of information in the Disclosure Schedules after the date of this Agreement shall be for informational purposes only, and no such information shall be considered to have been disclosed for purposes of determining the truth and accuracy of the Sellers Warranties at the date hereof or at the Closing Date (other than in respect of the

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Sellers Warranties in Section 8.25 hereof), or whether Purchaser may seek indemnification under this Agreement and the Disclosure Schedules and the Sellers Warranties (other than in respect of the Sellers Warranties in Section 8.25 hereof) shall not be deemed to be limited to any extent or include or reflect such supplements or amendments.

6.7	Cooperation
The rights of the Parties under this Agreement notwithstanding, from the Closing onwards Sellers and Purchaser shall cooperate, and shall procure that their Affiliates cooperate, with reasonable efforts to provide for a smooth and expedient transition of the Target Group Companies to Purchaser.

6.8	Sale of Greek Real Estate
Purchaser agrees that during the period from 1 April through 30 June 2020, the Sellers (or their designee) shall have the right (the “Acquisition Right”) to acquire from WH Hellas (and Purchaser shall cause WH Hellas to sell and transfer) the real property occupied by WH Hellas on the Closing for a purchase price of EUR 1,250,000 (EUR One Million Two-Hundred Fifty Thousand). Simultaneously with the acquisition of the real estate pursuant to the Acquisition Right, Sellers or their designee acquiring the real estate shall (at the option of WH Hellas) enter into a lease of such acquired real estate to WH Hellas on reasonable commercial terms, at a rent of EUR 230,000 per annum, for a period of five years with one five year renewal option exercisable at the option of WH Hellas, and rental escalation, beginning on the date of the lease, at two percent per annum.

6.9	Contingent Payments to Sellers
After Closing, Purchaser shall pay, or cause the applicable Target Group Company to pay, to Sellers promptly upon receipt, net of all applicable taxes, withholdings or other deductions (but only to the extent such amounts are not taken into account in connection with the calculation of the Closing Net Working Capital Amount and Closing Cash) the amounts described on Schedule 6.9. Purchaser shall keep Sellers reasonably informed of the status of all claims related to such amounts and supply any documentation related thereto as Sellers shall reasonably request from time to time.

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7.	Tax Matters

7.1	Tax Indemnification

(a)	Sellers shall indemnify and hold harmless (freistellen) Purchaser, or at the election of Purchaser, the respective Target Group Company from and against:

(i)
any liability for any Taxes relating to time periods prior to or arising on the Closing Date (for the avoidance of doubt for interest and penalties also for the period after the Closing Date if they are assessed on Taxes until and including the Closing Date), whereby such indemnification shall only apply if Taxes are actually levied on any of the Target Group Companies or a legal successor, but not, for the avoidance of doubt, if any increased taxable income may be set-off against tax loss carry forwards until the Closing Date; with respect to Taxes payable for a Tax period (Veranlagungszeitraum/Erhebungszeitraum) which begins prior to the Closing Date and which ends after such date (a “Straddle Period”), the portion of such Taxes allocable to the period prior to the Closing Date shall be computed as if this period until Closing Date was a separate fiscal year (however with respect to interest/ Tax loss carry forwards and ongoing Tax losses the transactions contemplated by this Agreement and a potential forfeiture of those losses shall be considered in such a Straddle Period); and

(ii)	any damage resulting from a breach of the Tax warranty provided in Section 8.20.

(b)	Seller’s obligation set out in Section 7.1(a) does not apply if and to the extent such Taxes:

(i)
have been paid by any Target Group Company before Closing or accrued for as Tax liabilities/provisions in the Closing Accounts irrespective of whether such liability or provision relates to the specific Taxes giving rise to such claim;

(ii)
have been recovered, or are recoverable through commercially reasonable efforts, by Purchaser or any of the Target Group Companies from any third party (particularly under an insurance policy), but only in the net amount after Taxes in case the recovery is taxable;

(iii)	result from a change of accounting methods for Taxes or practices for Taxes by Purchaser or Target Group Companies after the Closing Date that

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relate to the period before the Closing Date unless such change, Taxation or practice is required by Law for periods prior to the Closing Date;

(iv)
are the result of any reorganization, restructuring, transformation, change of corporate form or action of Purchaser and/or the Target Group Companies after the Closing Date with retroactive effect prior to the Closing Date;

(v)
correspond to or can be offset against reductions, refunds or any other kind of savings of Taxes, inter alia, due to the lengthening of depreciation periods or higher depreciation allowances or from a transfer of taxable items or events from one calendar or fiscal year into another or from one legal entity to another (together the “Tax Benefits”); it being understood that the net present value of the Tax Benefit shall be considered if it materializes within five (5) years after the Closing Date and that the net present value shall be calculated on the basis of the Tax rates applicable at the Closing Date and an applied discount factor of five (5) per cent per annum. For the avoidance of doubt: (i) quasi permanent effects; (ii) any Tax Benefits that relate to a step-up triggered by the execution or consummation of this Agreement and/or the termination of the Silent Partnership; and (iii) a reduction of the step-up which otherwise would have been triggered by the execution or consummation of this Agreement and/or the termination of the Silent Partnership shall not be considered;

(vi)
the respective Taxes have been caused by a material non-compliance of any Target Group Company, Purchaser, or any of their Affiliates after the Closing Date with the procedures set forth under this Agreement; or

(vii)
result from income that may be offset against a loss-carry back or loss carry forward available at the level of the relevant Target Group Company and generated in periods or portions thereof ending on or before the Closing Date.

(c)
Indemnification payments made by Sellers under Section 7.1(a) shall become due on the tenth (10th) Business Day after Sellers’ receipt of Purchaser’s written notice that a Tax liability to be indemnified has occurred (including notification about the corresponding payment date and a copy of the underlying Tax assessment or payment order), but in no case earlier than ten days before the date at which the underlying Tax becomes due for payment. Purchaser shall procure at Seller’s cost that the Target Group Companies undertake commercially reasonable efforts at Sellers’ expense to achieve a deferred payment date, in par-

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ticular but not limited to the application for a suspension of enforcement of tax payment obligation or equivalent application in foreign jurisdiction, to the extent legally available, unless instructed otherwise by Sellers. If the amount of Taxes for which an indemnification payment has been made is subsequently reduced, the difference between the higher indemnification payment and the lower amount of Taxes shall be reimbursed by Purchaser to Sellers, including all interests after Taxes (net) related thereto. Section 7.4(c) and Section 10.10 shall apply mutatis mutandis to the existence of over indemnification and the reimbursement obligation of Purchaser.

(d)	Any payments made pursuant to this Section 7.1 shall be made free of any withholding or deduction save where such withholding or deduction is required by Law.

7.2	Tax Returns; Tax Assessments

(a)
Sellers shall be responsible (at Sellers’ sole cost and expense) for the filing of all Tax Returns which are due to be filed by Sellers and/or the Target Group Companies on or before the Closing Date. Purchaser shall procure that Sellers will have reasonable access to all relevant records and documents of any of the Target entities for the purpose to enable Sellers to adequately prepare any of the target entities’ tax returns which have to be prepared by Sellers under this Agreement.

(b)
Purchaser shall cause the Target Group Companies to file all Tax Returns which are due to be filed after the Closing Date. The Tax Returns shall be consistent with the policies, procedures, practices and election rights adopted in the financial statements of the relevant Tax period as well as the Tax Returns for previous Tax periods of the respective Target Group Company submitting such Tax Return, but only to the extent that the adopted policies, procedures, practices and election rights are in compliance with Law. Any Tax Return to be filed by Purchaser relating to a period beginning before the Closing Date shall be subject to the review and prior written consent of Sellers (such consent not to be unreasonably withheld, conditioned, or delayed). Purchaser shall provide copies of any such Tax Return to Sellers no later than sixty (60) days prior to the relevant due date of such Tax. Sellers shall return its comments to Purchaser or the Target Group Companies within thirty (30) days. If Sellers and Purchaser fail to reach an agreement on the contents of the Tax Returns to be filed by Purchaser, the

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Seller and Purchaser shall allow the issue to be resolved by an internationally recognized accounting firm mutually selected by the Seller and Purchaser.

(c)
Tax Returns prepared and filed by Sellers in accordance with Section 7.2(a), Tax Returns prepared and filed by Purchaser and relating to a period beginning before the Closing Date in accordance with Section 7.2(b) as well as any other Tax Returns of the Target Group Companies relating to a period beginning before the Closing Date, shall not be amended or changed by Purchaser or the Target Group Companies without the prior written consent of Sellers (such consent not to be unreasonably withheld, conditioned or delayed), except if the amendment or change is required by mandatory Law.

(d)	Purchaser shall provide complete copies of any Tax assessments relating to time periods beginning on or before the Closing Date to Sellers without undue delay.

7.3	Tax Proceedings

(a)
Following the Closing Date, Purchaser shall notify and keep Sellers informed at each stage without undue delay of any Tax audit or administrative or judicial proceedings that are announced or commenced and that might constitute a basis for indemnification by Sellers pursuant to Section 7.1 (the “Tax Proceedings”). Such notice shall be in writing, describe in reasonable detail the object of the Tax Proceedings or the asserted Tax liability and include copies of any notice or other document received from any Tax Authority in respect of any such Tax Proceedings or asserted Tax liability.

(b)
Purchaser and the Target Group Companies shall, subject to Sellers indemnifying and securing Purchaser in writing against any reasonable costs incurred (after such cost have been approved by Sellers in advance) comply with any reasonable instructions given by Sellers in relation to the conduct of the Tax Proceedings. In particular, Sellers and its advisors shall be entitled at their full discretion to participate (at their own expense) in all meetings with Tax Authorities in relation to Taxes which are the subject of Tax Proceedings.

(c)	The reasonable instructions referred to in Section 7.3(b) shall in particular also include:

(i)
allowing Sellers or their professional advisers to take on or take over the active conduct of proceedings of any nature arising in connection with the Tax Proceedings, subject to compliance with applicable Laws and at Sellers’ costs. At Sellers’ full discretion Purchaser shall be obliged to procure that

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Sellers may conduct a Tax Proceeding on behalf of the relevant Target Group Company by way of receiving a proper power of attorney from the respective Target Group Company at Sellers’ costs;

(ii)	agreeing to the settlement or compromise of any Tax Proceeding and contesting any Tax Proceeding before any court, tribunal or other appellate body, at Sellers’ costs; but

(iii)
to the extent that any Taxes after Closing borne under this Agreement by the Purchaser are, or may be, materially impacted by any action taken by Sellers or their professional advisors pursuant to clauses (i) or (ii), Sellers shall inform Purchaser of such proposed action and the parties agree to reasonably cooperate and agree a reasonable approach to balance the interests of the parties with respect to the conduct, settlement or compromise of any related Tax Proceeding.

Purchaser shall cooperate and cause the Target Group Companies and their representatives to cooperate with Sellers (subject to Sellers reimbursement of any material resulting expense) with respect to all Tax Proceedings to the extent such cooperation measures are reasonable. On Sellers’ request, Purchaser shall in particular be responsible that Sellers obtains any document or information, reasonably requested by Sellers, which may be useful for Sellers to comply with their duty to prepare the respective Tax Returns according to Section 7.2(a) and to avoid or mitigate any liability under this Section 7 or to enforce a claim under this Section 7. In this respect, Purchaser shall be obliged to procure that all relevant records and documents which may be relevant for Taxes which may give rise to a Tax Claim under this Agreement will be retained by the respective Target Company at least until the respective Tax Claims are time barred (verjährt).

7.4	Limitation Period; Miscellaneous

(a)
Any claims of Purchaser under this Section 7 and for the avoidance of doubt also claims in relation to a breach of the tax warranties under Section 8.20 shall become time-barred six (6) months after the final expiration of the statutory limitation period for the relevant Taxes.

(b)
If Purchaser fails to comply with any of its material covenants, obligations or any other kind of commitment set forth in this Section 7, Sellers shall no longer be liable under this Section 7 for the relevant Tax to the extent that such failure to

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comply adversely affects Sellers’ ability to fulfill its obligations under this Section 7.

(c)
Subject to Section 8.20 and 12.4, this Section 7 shall provide the sole remedy for any Tax related matter, and for the avoidance of doubt Sections 10.2, 10.5, 10.6 and 10.8 shall not apply to any Tax claims under this Section 7. However the terms of Section 10.7 shall be applicable to any payments made by Sellers pursuant to this Section 7.

(d)	Section 203 of the German Civil Code (BGB) shall apply to any Tax Claims of Purchaser under Section 7.

7.5	Tax Refund
Except to the extent taken into account with respect to amounts indemnified pursuant to Section 7.1(a), Purchaser shall pay to the Sellers any Tax Refund (including interest paid by the relevant Tax Authority, if any) received by a Target Group Company for periods or portions thereof ending prior to or on the Closing Date, including any set-off (“Tax Refund”) to the extent such Tax Refund has not reduced any Tax claim and was not taken into account in the Closing Accounts. For the avoidance of doubt, Tax Benefits realized after the Closing Date, for example from a step-up in basis or utilization of Tax losses shall not be considered Tax Refunds.

7.6	Purchaser’s Indemnification
Purchaser shall indemnify and hold harmless (freistellen) each of the Sellers against any Taxes, damages or costs associated therewith which result from any action or omission by Purchaser or by any of the Target Group Companies performed after the Closing Date having a retroactive Tax effect on the Sellers for periods prior to Closing Date (i) to the extent such damages and costs, actions or omissions have not been recovered by Sellers from any third party (particularly under an insurance policy), but only in the net amount after Taxes in case the recovery is taxable and (ii) to the extent such act or omission is not required by Law.

7.7	Indemnification of Certain Capital Gains
A. Weidenhammer shall indemnify and hold harmless (freistellen) Purchaser and Parent Guarantor, or at the election of Purchaser, WH GmbH & Co. KG, from and against any liability for German Trade Tax (Gewerbesteuer) that may be im-

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posed on WH GmbH & Co. KG with respect to capital gains (Veräußerungsgewinne) realized by A. Weidenhammer in connection with the sale and transfer of the Partnership Interest of A. Weidenhammer in WH GmbH & Co. KG to Purchaser pursuant to Section 2.1(b) of this Agreement.

7.8	Indemnification in Connection with Certain Silent Partnership
Sellers shall indemnify and hold harmless (freistellen) Purchaser and Parent Guarantor, or at the election of Purchaser, WPG, from and against any liability for any Taxes that may be imposed on WPG in connection with the termination of the Silent Partnership as set out in Preamble (H) of this Agreement.

8.	Sellers Warranties
Sellers hereby represent and warrant to Purchaser in the form of an independent guarantee (selbständiges, verschuldensunabhängiges Garantieversprechen pursuant to Section 311, subsection 1 of the German Civil Code (BGB)), that the following statements set out in Sections 8.1 to and including 8.23 are true and correct as of the date of this Agreement and as of the Closing Date, unless explicitly provided otherwise hereinafter (herein collectively, “Sellers Warranties“). The Parties agree that the Sellers Warranties shall not be deemed guarantees for the condition of object (Beschaffenheitsgarantien pursuant to Sections 443 and 444 of the German Civil Code (BGB)) but shall constitute a contractual liability regime of its own kind (vertragliches Haftungsregime sui generis).

8.1	Ownership of the Shares, Partnership Interest and WH GmbH Shares

(a)
Sellers are the lawful owners of the Shares, Partnership Interest, and the WH GmbH Shares as set out in the preamble of this Agreement. The statements in items (A) to (D) of the preamble of this Agreement correctly and completely reflect the group structure of the Target Group Companies. The Shares, Partnership Interest, and WH GmbH Shares are each held free from any Encumbrances. Sellers have full legal right, power and authority to sell, convey, assign, transfer and deliver to Purchaser or a Designated Transferee full legal and beneficial ownership of the Shares, the Partnership Interest, and the WH GmbH Shares in accordance with the terms and subject to the conditions of this Agreement. The Shares, the Partnership Interest together with the partnership interest owned by WPG in WH GmbH & Co. KG, and the WH GmbH Shares constitute the entire issued share capital and partnership interest of the Target Companies. The Shares, the Partnership Interest, and the WH GmbH Shares have been duly au-

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thorized and validly issued and are fully paid, non‑assessable and, if applicable, registered in the name of Sellers, and all voting rights in the Target Companies are vested exclusively in the Shares, the Partnership Interest (together with the partnership interest owned by WPG in WH GmbH & Co. KG), and the WH GmbH Shares. There are no outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements providing for the purchase, issuance or sale of any Shares, Partnership Interest, WH GmbH Shares, or any shares in any Subsidiary, other than as contemplated by this Agreement.

(b)	At the Closing Date and save for shares in the Subsidiaries, no Target Group Company owns any interest in the capital of any other Person.

(c)
Spousal consent pursuant to Sec. 1365 German Civil Code (BGB) is not required for the consummation of this Agreement as the Sellers have agreed on a segregation of estate (Gütertrennung) with each of their respective spouses.

8.2	Standing of the Target Group Companies
No Target Group Company is involved in proceedings with any court or governmental body for its voluntary or involuntary winding‑up, liquidation, or bankruptcy, or for the appointment of a receiver, administrator or liquidator, and no shareholder resolution to such effect which is still effective and applicable has been made with respect to any Target Group Company. No Target Group Company is under any statutory obligation to enter into liquidation. No Target Group Company is insolvent under the laws of its incorporation or unable to pay its debts as they fall due or has stopped paying its debts as they fall due and to the knowledge of Sellers such a situation is not imminent.

8.3	Due Organization, Corporate Power; Subsidiaries; Etc.

(a)
WPG is a limited liability company (Gesellschaft mit beschränkter Haftung) duly organized and validly existing under the laws of Germany, having its principal registered office at 1. Industriestraße 26, 68766 Hockenheim, registered with the commercial register of the local court (Amtsgericht) of Mannheim under HRB 421663.

(b)
WH GmbH & Co. KG is a limited partnership (Kommanditgesellschaft) duly organized and existing under the laws of Germany, having its registered office at 1. Industriestraße 26, 68766 Hockenheim, registered with the commercial register of the local court (Amtsgericht) of Mannheim under HRA 420824.

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(c)
WH GmbH a limited liability company (Gesellschaft mit beschränkter Haftung) duly organized and existing under the laws of Germany, having its principal registered office at 1. Industriestraße 26, 68766 Hockenheim, registered with the commercial register of the local court (Amtsgericht) of Mannheim under HRB 420194.

(d)
The excerpts from the commercial register relating to the Target Companies and the other equivalent documents relating to the Subsidiaries listed on Schedule 8.3(d) duly reflect the current corporate status of each of the Target Group Companies. Without limiting the generality of the foregoing, each Target Company is a validly existing entity under the laws of its jurisdiction of organization. All required registrations and filings have been made with the competent commercial register or other governmental body by each of the Target Group Companies. There are no registrations or filings pending, except as shown in Schedule 8.3(d). WH Sweden has no assets or liabilities and has never conducted business.

(e)
The Target Group Companies have all necessary power and authority (corporate and otherwise) and governmental authorizations to own and lease their properties and assets and carry on the Business as owned and conducted as of the date of this Agreement.

(f)
None of the Target Group Companies is a party to any inter-company agreement (Unternehmensverträge) with any other Person within the meaning of Sections 291, 292 of the German Stock Corporation Act (AktG), except as set forth in Schedule 8.3(f)(i). With the exception of the 65% participation of WPG in WH Chile, no Target Group Company has concluded any cooperation agreements with other Persons to set up or operate a joint venture. Except as set forth in Schedule 8.3(f)(ii), none of the Target Group Companies has any branches or sales offices. None of the Target Group Companies has agreed or is obligated to make any future investment in or capital contribution to any Person.

(g)
Each Seller and each Target Group Company has the power to execute the Transaction and the execution of the Transaction will not (i) violate any Law applicable to any Seller or Target Group Company or (ii) conflict with, or result in any breach of, any of the terms, conditions, or provisions of any Encumbrance upon any Assets of any Target Group Company under any provision of the Charter Documents of any Target Group Company or any Permit required or issued in connection with the Business. Except for any filing required in fulfillment of Sec-

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tion 4.1, the Target Group Companies have not been and are not required to give any notice to, obtain the consent of or make any filing with, any Governmental Authority or any other Person, or obtain any Permit, in each case for the valid execution of the Transaction.

8.4	Charter Documents; Records

(a)
Schedule 8.4(a)(i) includes a true and correct list of the articles of association, partnership agreements, memorandum of association, deeds of incorporation, and certificates of good standing (collectively “Charter Documents”) of the Target Group Companies, as applicable. Such Charter Documents are presently valid and in force and no changes have been resolved or will be resolved, except for changes relating to the Transaction contemplated in this Agreement. There are no ancillary agreements relating to the constitution and organization of the Target Group Companies.

(b)
The Sellers have delivered to Purchaser accurate and complete copies of the Charter Documents of each of the Target Group Companies, including all amendments thereto. Except for WH Hellas, none of the Target Companies has or would be obligated under any applicable Law to establish a (co-determined) supervisory board (Aufsichtsrat). The books of account, stock records, minute books and other records of each of the Target Group Companies, as the case may be, are accurate, up-to-date and complete, and have been maintained in accordance with prudent business practices and all applicable Law.

8.5	Shares, Capitalization

(a)
WPG has a total nominal share capital (Stammkapital) of EUR 2,000,000. Schedule A contains a true and complete list of all the Shares, stating the respective nominal value of each Share and the respective Seller holding each of the Shares. On the date of this Agreement, the commercial register shows the true and correct status of WPG’s registered nominal share capital (Stammkapital). The nominal share capital (Stammkapital) of WPG has been fully paid-in and has neither directly nor indirectly, in full or in part been repaid. The assets of WPG as shown on the balance sheet of WPG exceed the nominal share capital of WPG. None of Sellers is liable to make any further capital contributions (Nachschüsse) to WPG.

(b)	WH GmbH & Co. KG has a total limited partners’ contribution (Kommanditeinlage) registered as the amount guaranteed (Pflichteinlage und zugleich

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Haftsumme) of EUR 7,000,000. Schedule A contains a true and complete list of all of the limited partnership interests in WH GmbH & Co. KG, stating the respective nominal value of each limited partnership interest and the respective limited partner. On the date of this Agreement, the commercial register shows the true and correct status of WH GmbH & Co. KG’s limited partners’ contribution (Kommanditeinlage) in the amount of the mandatory and guaranteed contribution (Pflicht- und Hafteinlage). Each limited partners’ mandatory and guaranteed contribution (Pflicht- und Hafteinlage) of WH GmbH & Co. KG has been fully paid-in and has neither directly nor indirectly, in full or in part been repaid. WH GmbH is the sole general partner of WH GmbH & Co. KG.

(c)
WH GmbH has a total nominal share capital (Stammkapital) of EUR 30,000. Schedule A contains a true and complete list of all the WH GmbH Shares, stating the respective nominal value of each WH GmbH Share and A. Weidenhammer as the sole shareholder holding all WH GmbH Shares. On the date of this Agreement, the commercial register shows the true and correct status of WH GmbH’s registered nominal share capital (Stammkapital). The nominal share capital (Stammkapital) of WH GmbH has been fully paid-in and has neither directly nor indirectly, in full or in part been repaid. The assets of WH GmbH as shown on the balance sheet exceed the nominal share capital of WH GmbH. A. Weidenhammer is not liable to make any further capital contributions (Nachschüsse) to WH GmbH.

(d)
Schedule 8.5(d)(i) lists: (i) the authorized (if applicable), issued and outstanding shares of capital stock, share capital or equity interest of each of the Target Group Companies; (ii) the record and beneficial holders of the authorized, issued and outstanding shares of capital stock, share capital or equity interests of each of the Target Group Companies; and (iii) the number of shares or units, and percentage of shares or units, of capital stock, share capital or equity interests of each such holder. Other than as shown on the structure chart attached as Schedule 8.5(d)(ii) neither WPG nor Sellers have any Affiliates, and no equity investment or other interest in any Person engaged in any aspect of the Business.

(e)
WPG is the legal and beneficial owner of the issued and outstanding shares of capital stock of each Subsidiary as set forth in in the structure chart attached as Schedule 8.5(d)(ii) and WH GmbH & Co. KG and WPP are the legal and beneficial owner of all of the issued and outstanding shares of SMB GmbH (together the “Subsidiaries’ Shares”). Except as disclosed in Schedule 8.5(d)(i) there

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is no: (i) outstanding equity, debt or other security of the Target Group Companies; (ii) outstanding subscription, option, call, warrant or other right of any kind (whether or not currently exercisable) to acquire, or otherwise relating to, any shares of the share capital or other securities of the Target Group Companies; (iii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the share capital or other securities of the Target Group Companies; (iv) Contract under which the Target Group Companies are or may become obligated to sell or otherwise issue any shares/partnership interest of its share capital or any other securities; or (v) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of share capital or other securities of the Target Group Companies.

(f)
The Subsidiaries’ Shares are each duly authorized and validly issued and each fully paid up. All contributions have been made in compliance with applicable Law and have not been repaid and returned, in whole or in part. The Subsidiaries’ Shares are free and clear from any Encumbrances and other third party rights and they do not form the object of a trust, silent partnership or similar relationship under applicable corporate Law.

8.6	Accounts

(a)
The Sellers have delivered to Purchaser the Accounts and audited financial statements of each of the Target Group Companies (to the extent such audited financial statements were prepared) and the audited consolidated financial statements of the Target Group for the fiscal year 2013 (the “Financial Statements 2013”). The Financial Statements 2013 and the Accounts have been prepared in accordance with the Accounting Principles and have been audited by, and include an unqualified audit opinion of, Deloitte & Touche GmbH or other audit firms, as the case may be.

(b)
The Financial Statements 2013 and the Accounts each (i) give a true and fair view of the assets and liabilities, results of operations and of the financial situation and profitability of the Target Group on a consolidated basis and each of the Target Group Companies as at 31 December 2013 and the Accounts Date, respectively, and for the periods then ended and have been prepared in accordance with applicable Law, the Accounting Principles and the books and records

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of each of the Target Group Companies. The Accounting Principles have been prepared and have been applied in accordance with mandatory applicable Law.

(c)
The Target Group Companies have no liabilities or obligations, except for liabilities or obligations reflected or reserved against in the Closing Accounts and current liabilities incurred in the Ordinary Course of Business of the Target Group Companies since the Accounts Date.

(d)
The tangible and intangible Assets and financial assets (including, but not limited to accounts receivable and cash) included in the Accounts were as of the date thereof the full, unrestricted and unencumbered property of the Target Group Companies (except for those restrictions or encumbrances incurred in the Ordinary Course of Business, including, but not limited to, the acquisition of production equipment in which the passing of title is subject to full and complete payment, or which production equipment has been assigned for security) and comprise all the Assets necessary for the Target Group Companies’ business operations.

8.7	Employees and Pensions

(a)
The Target Group Companies have as of the date hereof, neither given notice of termination of employment of any Key Employee nor received notice of any claim from any Key Employee which is outstanding or any notice of termination from any Key Employee. To the knowledge of Sellers there are no reasons to believe that any Key Employee will terminate his or her employment as a result of the completion of the Transaction.

(b)
Except as disclosed in Schedule 8.7(b) the completion of the Transaction will not entitle any person to any special transaction bonus/remuneration (or any other payment, reward or benefit of any kind or to receive any enhancement in or improvement to his remuneration, benefits or terms and conditions of service) to be paid or borne by any Target Group Company.

(c)
Schedule 8.7(c) contains a list of basic details of all employees of the Target Group Companies (including job title, start date, base salary, DOB, work location and - on a fully anonymous basis only - any severe handicaps). No such employees are entitled to a notice period in excess of the longer of: (i) three months; (ii) a statutorily determined period; or (iii) as disclosed in the list of employee information in Schedule 8.7(c).

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(d)
Schedule 8.7(d) contains a list of all employee benefits (including, but not limited to incentive arrangements, executive compensation plans, bonus plans, profit-sharing plans, employee pension or retirement plans, severance pay, group life insurance plans or other employee benefit plan,) granted by the Target Group Companies. Except as set out in Schedule 8.7(d) there are no, and none of the Target Group Companies has undertaken to enter into any other, employee benefits.

(e)
Schedule 8.7(e) contains a list of all applicable works councils (Betriebsvereinbarungen), collective bargaining agreements other trade union documents (Tarifverträge), reconcilliations of interest (Interessenausgleiche) and social plans (Sozialpläne) to which a Target Group Company is a party. The collective bargaining agreements have been entered into on terms which are normal and customary for companies carrying on similar activities as the Target Group Companies.

(f)	Except as disclosed in Schedule 8.7(f) there are no freelancers or temporary workers with a contract term of more than 3 months active for any of the Target Group Companies.

(g)
Except as disclosed in Schedule 8.7(g) there are no, and have not been during the last two (2) years, any disputes between any of the Target Group Companies and any of their employees involving an amount in dispute in excess of EUR 50,000 individually or EUR 250,000 in the aggregate, and there are no industrial disputes, unresolved labour union grievances, unfair labour practices or labour arbitration proceedings pending or, to the Sellers´s Knowledge, threatened relating to any of the Target Group Companies.

(h)
Each of the Target Group Companies has paid or accrued for in accordance with the Accounting Principles all salaries, vacation payments, bonuses, and social insurance contributions as well as any other payments due and payable by the Closing Date pursuant to any individual employment agreements.

(i)
Except as disclosed in Schedule 8.7(i) and except for any obligations under collective bargaining agreements and mandatory indexing regulations, there are no obligations of the Target Group Companies to increase the remuneration of employees or to change the employees’ employment terms in any other material way.

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(j)	The Target Group Companies have in the last ten years not experienced any strike, collective labour interruption, or other collective labour controversy, except for a strike in WH Belgium in 2007.

(k)	The Target Group Companies are not engaged in any dispute with trade unions, works councils or other employees’ organizations and no such disputes have been threatened in writing.

(l)	The pension arrangements comply and have been managed in all material aspects in accordance with applicable requirements under Law.

(m)
Where a pension arrangement is funded externally, the Target Group Companies have paid all contributions in accordance with the governing documentation of the pension arrangements, and such pension arrangements are fully funded.

(n)
Except as disclosed in Schedule 8.7(n) no Target Group Company has any obligations under early retirement schemes (Vorruhestandsverträge) and/or old-age part-time schemes (Altersteilzeitverträge) and there are no outstanding obligations under Section 147a of the German Social Security Act (SGB III) with regard to the German social security agencies or other equivalent applicable Law.

(o)
The Target Group Companies are, and have been, in material compliance with all applicable labor and employment Laws, including any works council, collective bargaining agreements and other trade union documents, reconciliation of interests and social plans and employment agreements.

(p)	Short time work is not in force at any of the Target Group Companies.

(q)	The independent contractors which are utilized by the Target Group Companies can under applicable Laws not be classified to constitute employees of the Target Group Companies.

8.8	Environmental Matters

(a)
Each Target Group Company is and has been in all material respects conducting its business in compliance with applicable Environmental Laws and Environmental Permits and, as of the date hereof, no Target Group Company has in the past ten (10) years received any notification of any on-going criminal or administrative investigation in respect of compliance by any Target Group Company with Environmental Laws or its respective Environmental Permits and there is to the knowledge of Sellers no reason to believe that any such investigation is threatened or expected, all, unless otherwise described in the Summary of Iden-

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tified Issues (the “Summary of Identified Environmental Issues”) in the Environmental Reports prepared by ERM (the “ERM Reports”) as contained in Schedule 8.8(a), which reports were commissioned by Purchaser and delivered to Sellers for review.

(b)
Save in relation to any Hazardous Substances that are currently being stored in compliance with the applicable Environmental Permits and Environmental Laws, there are no Hazardous Substances (including asbestos) present at, in, on or under any of the properties, now or previously owned, leased, occupied or used by any Target Group Company, other than as disclosed in Schedule 8.8(b). There has been no storage, release, leakage, migration, spill, discharge or emission into the Environment of any Hazardous Substance at or from any of such properties other than in accordance with Environmental Laws, unless otherwise described in the Summary of Identified Environmental Issues.

(c)
Neither Sellers, nor any of the Target Group Companies have in the past ten (10) years received any notice or other communication indicating that any of the Target Group Companies may be, or may have been, in violation of any Environmental Laws or Environmental Permits.

(d)
With respect to the Target Group Companies there are no pending or, to the knowledge of Sellers, threatened Claims which allege violation of Environmental Laws or liabilities arising under Environmental Laws, or demanding payments, contribution, indemnification, remedial action, removal action, financial assurance, or any other action or inaction with respect to any actual or alleged environmental damage, condition or event or injury to persons, property or natural resources, unless otherwise described in the Summary of Identified Environmental Issues. Neither are there to the knowledge of Sellers any grounds for or circumstances which could give rise to, such Claims.

(e)
None of the Target Group Companies is or, to the knowledge of Sellers, may become liable in relation to any environmental damage or any disposal of Hazardous Substances that has occurred prior to the Closing Date.

(f)	None of the Target Group Companies has agreed to assume any actual or potential liability under any Environmental Laws of any other Person.

(g)
The Target Group Companies have not received any written notice that any property now or previously owned, operated or leased by a Target Group Company is listed or is proposed for listing on any registry of contaminated land sites or on any similar list of sites requiring investigation or clean up, and no remedia-

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tion notification or other similar Encumbrance has been filed against either the personal or real property of any Target Group Company under any Environmental Law, regulation promulgated thereunder or Order issued with respect thereto.

(h)	The Target Group Companies are in compliance with the European Union’s Registration, Evaluation and Authorization of Chemicals (REACH) Directive (the “Directive”).

(i)	To the Sellers knowledge there are no current or proposed requirements under Environmental Law which would presently require material capital expenditures by any of the Target Group Companies.

(j)
To Sellers’ knowledge, Sellers have provided Purchaser with access to true and correct copies of all material reports, investigations, audits, and inspections in possession, custody or control of the Target Group Companies pertaining or relating to Hazardous Substances or environmental liabilities in connection with any real property now or previously owned, leased or occupied by or affecting the Target Group Companies.

8.9	Litigation and Investigations

(a)
Except as disclosed in Schedule 8.9(a), no Claim is pending or to the knowledge of Sellers threatened against the Shares, the WH GmbH Shares or the Partnership Interest and no Claim is pending or to the knowledge of Sellers threatened against any Target Group Company, the Business, the assets of the Target Group Companies with a value in dispute of more than EUR 50,000 in the individual case and an aggregate value in dispute of all such pending Claims of more than EUR 250,000. There are no investigations or, to the knowledge of Sellers other circumstances likely to lead to any such Claim.

(b)	There is no unfulfilled or unsatisfied Order outstanding against any of the Target Group Companies.

(c)
Except as disclosed in Schedule 8.9(c) the products designed, manufactured or distributed and the services rendered by the Target Group Companies prior to the Closing Date do not suffer from any defects which give or could give rise to any product liability or warranty Claims and no such Claims have been made against any Target Group Company.

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8.10	Lease Agreements and Real Property

(a)
True and complete copies of all lease agreements for premises in which the Target Group Companies carry out their Business are disclosed in Schedule 8.10(a) (together with the real property possessed by the Target Group Companies as disclosed in Schedule 8.10(d) the “Business Property”) and all such lease agreements are valid and effective in accordance with their respective terms. Save for such lease agreements, no Business Property is subject to any lease, sub-lease, tenancy, licence or other agreement or arrangement giving rise to rights of occupation and no such rights or licences have been granted. Each Target Group Company being party to such lease agreement(s) has in all material respects complied with and performed its obligations under the respective lease agreement(s) and to the knowledge of Sellers, no other party has failed to timely perform any material obligation under such lease agreement(s).

(b)	None of the Target Group Companies received any notice of breach or termination of any lease agreement(s) to which it is a party as of the date hereof.

(c)	Save for the Target Group Companies, no third party is in possession of any Business Property.

(d)
Except as disclosed in Schedule 8.10(d), the Target Group Companies do not own any real property or rights equivalent to real estate and no Target Group Company has entered into any agreement to acquire any interest in land that has not been completed. The real estate disclosed in Schedule 8.10(d) is owned by the respective Target Group Companies, and such companies have good, valid, and marketable title to such real estate, free of any Encumbrances, except as specified in Schedule 8.10(d). The Target Group Companies owning such real estate are not obliged to grant any such Encumbrances and there are no changes not yet registered in the respective land register or in the respective register of public charges.

(e)
There is no dispute, claim, action, demand or complaint in respect of any Business Property which is outstanding or, to the knowledge of Sellers, which is expected, and no notice materially affecting any Business Property has been threatened, given or received and there are no disputes with any adjoining or neighbouring owners with respect to any Business Property.

(f)
There are no notices, orders or restrictions by any public, statutory or other competent authority in effect which bear material implications for the Business Property, including those relating to planning or zoning enforcement, compulsory

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purchase or demolition measures regarding building parts and/or with regards to the use of any Business Property. No Target Group Company has received any written threats of such matters and to Sellers knowledge no Target Group Company is in any actual violations of such Laws.

(g)	No Target Group Company has any continuing liability in respect of any real property (other than a property leased by the Target Group Companies, which is disclosed on Schedule 8.10(a)) either as:

(i)	an original contracting party or by virtue of any direct covenant having been given on a sale or assignment to any Target Group Company; or

(ii)	a guarantor of the obligations of any other person (other than another Target Group Company).

(h)
Except as disclosed in Schedule 8.10(h), to the knowledge of Sellers the Improvements are in proper condition and repair and there are no material physical or mechanical defects in the Improvements, including without limitation the roof, the structural components, the plumbing, heating, ventilation, air conditioning, elevators, fire detection and electrical systems.

(i)
None of the Target Group Companies have received notice from any Governmental Authority, private party or other entity responsible therefor of any fact or condition that would result in the termination of (y) the current, unimpaired vehicular and pedestrian access from the Business Property to presently existing public roads or (z) access from the Business Property to existing sewer or other utility facilities servicing, adjoining or situated on the Business Property.

(j)
To the knowledge of Sellers, all water, sewer, gas, electric, telephone, cable, drainage facilities, and/or all other utilities required by applicable Law, together with all easements and rights of way necessary for the use and enjoyment thereof, are installed to the property lines of the Business Property, are connected pursuant to valid Permits and approvals, are adequate to service the Business Property for its current use and so as to comply with applicable Law and are in good working order and repair.

(k)
None of the Target Group Companies have received written notice or demand from any of the insurers of all or any portion of their respective Business Properties (or insurers of any activities conducted thereon) to correct or change any material physical condition on the Business Properties or any material practice of the Target Group Companies. The Target Group Companies are in compliance

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with all material requirements of all insurance policies affecting all or any portion of their respective Business Properties;

(l)
None of the Target Group Companies have received written notice from any Governmental Authority that any expansion or further development of any of the Business Properties is subject to any restrictions or conditions except for local zoning law requirements.

(m)
None of the Target Group Companies have any knowledge of any compulsory purchase, zoning or other land-use regulation proceedings, either instituted or planned to be instituted, which would adversely affect either the use and operation of any of the Business Properties for their respective present use or the value of any of the Business Properties, nor have any of the Target Group Companies received notice of any special assessment proceedings affecting any of the Business Properties.

8.11	Sufficiency of Assets
The Target Group Companies have available, as owner (free from Encumbrances other than incurred in the Ordinary Course of Business including, but not limited to, the acquisition of production equipment in which the passing of title is subject to full and complete payment, or which production equipment has been assigned for security) or on the basis of valid lease, license or other agreements, all Assets (whether tangible or intangible, including information technology, know-how and any documentation relating thereto) which are required in order to continue to conduct their operations in the Ordinary Course of Business after the Closing.

8.12	Condition of Assets
All plant and machinery, equipment and other tangible property owned or used by the Target Group Companies and material to the Business is in proper condition and repair condition (subject to normal wear and tear) free of any material defects, usable in the Ordinary Course of Business and has been regularly and properly maintained in accordance with normal industry practices.

8.13	Intellectual Property Rights

(a)	The Target Group Companies own (or have licensed to them pursuant to a valid and binding license) all Intellectual Property Rights required to conduct or currently used in the Business.

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(b)
All Intellectual Property Rights as set out in Schedule 8.13(b) used in the Business and of protectable nature are owned or otherwise lawfully utilized by the Target Group Companies and, subject to subsection (c) below and other than disclosed in Schedule 8.13(b), are not subject to any Encumbrance or other limitation. All licenses for the use by the Target Group Companies of any Intellectual Property Rights are in full force and effect, have been fully complied with and no notice has been given to terminate them. Other than as set out in Schedule 8.13(b) the Intellectual Property Rights owned by the Target Group Companies have not been and as of the Closing Date are, to the knowledge of Sellers, not being infringed or attacked by any person and there has not been and there is no claim, action, suit or proceeding pending or, to the knowledge of Sellers, threatened against any Target Group Company relating to the infringement by any Target Group Company of any Intellectual Property Rights of any other person.

(c)
No employee of any Target Group Company has raised any claim for compensation in respect of any Intellectual Property Rights owned or used by any Target Group Company which is pending and/or unsettled, except for claims for compensation payments governed by contractual agreements in relation to patents that are based on employee inventions and listed on Schedule 8.13(c).

8.14	Data Protection
The Target Group Companies have complied with all applicable data protection Laws and there are no complaints or disputes outstanding against any Target Group Company in relation thereto.

8.15	Material Contracts and Contractual Relationships

(a)
A complete and accurate list of all Material Contracts is contained in Schedule 8.15(a)(i). All Material Contracts are valid and constitute binding obligations of the respective Target Group Company. No Target Group Company nor, to the knowledge of Sellers, any other party thereto is in breach or default under any Material Contracts to which it is bound and the operation of all Material Contracts is in compliance with applicable Laws. The Target Group Companies are complying in all material respects with their Material Contracts. No party to any such agreement has given notice, or on the basis of the Material Contract would, to the knowledge of Sellers, be entitled to give notice, of any material dispute in relation to it or that it will terminate any such contract or not renew such contract

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or seek to materially, adversely change the terms or conditions thereof, based on a change of control provision or otherwise or such other party has waived its respective contractual rights under a change of control provision as set out in Schedule 8.15(a)(ii).

(b)
No Target Group Company is a party to or, subject to any agreement, transaction, arrangement, understanding, obligation or liability which restricts its freedom to carry on its Business in such manner as the respective Target Group Company deems fit or which is neither (i) in the Ordinary Course of Business nor (ii) on arms’ length terms.

(c)
No Target Group Company is liable or, to the knowledge of Sellers, threatened to become liable under any agreement, contract or undertaking to indemnify the respective contractual counterparty, including, without limitation, in respect of any product liability, product recalls or other third party claims.

8.16	Permits and Compliance with Laws

(a)
The Target Group Companies hold and have held all governmental, regulatory and other permits, licenses, authorizations and consents with regard to Environmental Law, and all material governmental, regulatory and other permits, licenses, authorizations and consents which are required under public or private law (“Permits”) in order to operate their businesses as currently conducted and for any other business that has been conducted by the Target Group Companies in the manner carried out during the preceding twelve months, unless otherwise described in the Summary of Identified Environmental Issues. Schedule 8.16 sets out a complete list and overview of the Permits. No Permit has been cancelled, revoked, otherwise terminated or restricted, and none of them will expire, be revoked, or require a material change in terms or conditions as a result of the Transaction, nor are there any circumstances which may result in any such termination or restriction or the requirement to incur material expenditures in order to maintain the Permits. Each of the Target Group Companies are in all material respects conducting the Business in compliance with all applicable Laws, including, but not limited to, Environmental Law, Permits and regulations and are not in material default or violation of any applicable Law or regulation affecting the ordinary course of the operation of the Business, unless otherwise described in the Summary of Identified Environmental Issues.

(b)	No Seller nor any of the Target Group Companies have received any notice or other communication indicating that any Permit may be revoked, modified, ex-

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pire prematurely or not be renewed or be renewed only on conditions less favourable than current conditions, unless otherwise described in the Summary of Identified Environmental Issues. Furthermore, to the knowledge of Sellers, there are no circumstances or facts that could result in such revocation, modification, premature expiry or non-renewal.

(c)
The Sellers and the Target Group Companies have implemented appropriate measures and guidelines which are adequate to ensure that the Target Group Companies comply with the anti-corruption laws of any country with jurisdiction over the Target Group Companies (collectively the “Anti-Corruption Laws”). There has been no violation by any of the Target Group Companies (or any of their respective representatives, employees, agents or persons working on behalf or at the instruction of the foregoing, in their capacity as such) of any of the Anti-Corruption Laws or Laws relating to export controls, trade sanctions or embargoes and anti-money laundering in the operation of their respective businesses. Neither the Sellers nor any director, officer or employee, agent or other Person associated with or acting on behalf of any Target Group Company, is: a Foreign Official (any officer or employee of a non-U.S. Governmental Authority or of a public international organization, or any person acting in an official capacity for or on behalf of any such Governmental Authority or for or on behalf of any such public international organization); a Foreign Public Official (any person that holds a legislative, administrative or judicial position, whether appointed or elected, of a country or territory outside the United Kingdom (or any subdivision of such a country or territory) or exercises a public function); or an official of a political party or a candidate for political office. During the previous five (5) years, no Seller or any director, officer or employee of the Target Group Companies, or any agent or other Person associated with or acting on behalf of any Target Group Company in the conduct of the Business, has, directly or indirectly, (A) used or received any funds for contributions, gifts, entertainment or other expenses relating to political activity that was unlawful under the Anti-Corruption Laws; (B) made or received any payments, promises of payment or authorizations of payment of money or gifts to any Foreign Official, Foreign Public Official, or to foreign or domestic political party or campaigns that was unlawful under the Anti-Corruption Laws; (C) made or received any payments, promises of payment or authorizations of payment of money, gifts or anything of value to any Foreign Official or Foreign Public Official for the purpose of influencing the act, or decision of a Foreign Official or Foreign Public Official; (D) made or re-

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ceived any payments, promises of payment or authorizations of payment of money, gifts or anything of value to any private entity in order to obtain an improper benefit or reward improper performance; (E) established or maintained any fund of monies or other assets of any Target Group Company that was unlawful under the Anti-Corruption Laws; (F) made any fraudulent entry on the books or records of any Target Group Company; or (G) made or received a bribe, rebate, payoff, influence payment, kickback or other payment, promise of payment or authorization of payment of money, property or services, that was unlawful under the Anti-Corruption Laws to receive favorable treatment in obtaining or retaining business for any Target Group Company, to obtain or retain special concessions for any Target Group Company or to pay for favorable treatment for business obtained or retained or to pay for special concessions already obtained for or to secure any other improper advantage for any Target Group Company.

8.17	Powers of Attorney
None of the Target Group Companies has issued to any person any power of attorney or other authorisation (express or implied), which is still outstanding, to enter into any agreement or obligation or other transaction on its behalf or to bind it in any way, other than the authorisation given to its employees to enter into routine agreements and take other action in the Ordinary Course of Business.

8.18	Financing

(a)	True and accurate details of all Financial Liabilities currently outstanding and facilities available to the Target Group Companies for additional financing are contained in Schedule 8.18(a).

(b)
Other than as set out in Schedule 8.18(a), there is no outstanding obligation of financial nature including any Guarantee, indemnity, security, bond, letter of comfort or other similar obligation given by any Target Group Company that will remain outstanding after Closing.

(c)	Other than as set out in Schedule 8.18(a), no Target Group Company has any Financial Liabilities owing to it that is outstanding.

(d)	No Target Group Company has any outstanding obligations or liabilities (whether actual or contingent) in respect of any derivative transaction, including any for-

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eign exchange or interest rate hedging transaction other than in Ordinary Course of Business and as disclosed in the Accounts.

(e)
Schedule 8.18(e) contains details of each grant or subsidy or other financial assistance received or receivable by any Target Group Company (collectively, “Grants”) from any governmental, quasi-governmental or other public authority or body having periods of commitment (Bindungsfristen) and conditions and obligations (Auflagen) which at the Closing Date have not expired. No Target Group Company nor, to the knowledge of Sellers, any other party thereto is in breach or default under any Grant and to the knowledge of the Sellers all Grants are in compliance with applicable Law. The Target Group Companies are complying in all material respects with the terms and conditions of all Grants, and no party to any Grant has given written notice, or on the basis of the Grant would, to the knowledge of Sellers, be entitled to give notice, of any material dispute in relation to it or that it will terminate, or require repayment of, any Grant or not continue such Grant in accordance with its terms or seek to make or agree any change to the terms or conditions thereof. Notwithstanding the foregoing the Sellers make no warranty regarding any effect the Transaction may have on the Grants.

8.19	Insurance

(a)	Particulars of all current insurance policies in respect of which any Target Group Company has an interest are contained in Schedule 8.19. In respect of each such policy:

(i)	no Target Group Company has done or omitted to do anything which may render such policy invalid or void;

(ii)	there is no outstanding premium due;

(iii)	no claim notified to the insurer remains outstanding; and

(iv)	there are no circumstances which would entitle any Target Group Company to make a claim under any of such policies.

(b)
The insurance coverage of each of the Target Group Companies in the past covers all major risks normally covered by companies in similar businesses, in particular product liability, business interruption, fire and property insurance up to replacement value. Each Target Group Company has maintained or has had the benefit of all insurances required by applicable Law to be maintained by it up to the Closing Date.

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(c)	Details of all material claims made by or on behalf of any Target Group Company under any insurance policy in the last two years prior to the date hereof are included in Schedule 8.19.

8.20	Tax

(a)
All Tax Returns and other returns and reports required to be filed by any Target Group Company have been duly and timely filed with the appropriate Tax Authority and are true, correct and complete. All Tax assessed and/or due, or required to be withheld on behalf of another Person, by any Target Group Company (whether or not shown on any Tax Return) has, where applicable, been fully paid, and, for all Tax assessed but not due by any Target Group Company or with respect to any Business Property, full reserves for such Taxes have been made on the books of all the Target Group Companies.

(b)
No Target Group Company is a member of a consolidated tax group with any Person (other than another Target Group Company) or is a party to or bound by any Tax allocation or sharing agreement nor has any liability for the Taxes of any Person (other than another Target Group Company), including but not limited to a liability arising as a successor or transferee or by contract, with the exception of the fiscal unity in existence between WH France and Neuvibox.

(c)
No Seller or director or officer (or employee responsible for Tax matters) of any Target Group Company expects any authority to assess any additional Taxes against any Target Group Company or any Business Property for any period for which Tax returns have been filed. No Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to any Target Group Company or any Business Property. No Target Group Company has received from any taxing authority (including jurisdictions where any Target Group Company has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing authority against any Target Group Company or any Business Property.

(d)	No Target Group Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

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(e)	No Target Group Company has received any letter ruling from any taxing authority and no Target Group Company entered into or is currently negotiating any agreement with any Tax Authority.

(f)
No Target Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or is subject to Taxation by way of having an office or fixed place of business in a country other than the country in which it is organized, except that one single employee of WPG has been working for WPG in Italy as a key-account manager since FY2013.

(g)	The books and the records of each Target Group Company relating to Taxes have been properly maintained and are to the knowledge of Sellers in all respects correct.

(h)	All transfer prices which relate to the Target Group Companies are in full compliance with applicable Law.

8.21	Absence of Certain Changes or Events

(a)	Since January 1, 2014, there has not occurred any Material Adverse Change and no event has occurred or circumstances exist that can be foreseen to result in a Material Adverse Change.

(b)
Since June 30, 2014, the business of the Target Group Companies has been conducted in the Ordinary Course of Business, except to the extent action has been taken to implement the Pre-Closing Reorganization Transactions.

8.22	Bank Accounts
Schedule 8.22 sets forth the names of all banks or other financial institutions with which any Target Group Company has an account or safe deposit box and identifies each such account and safe deposit box, together with the names of all Persons who authorize payments and drawings therefrom.

8.23	Related Party Transactions
Except for ownership of the Target Group Companies and as set forth on Schedule 8.23, no Seller nor any of their respective Affiliates or family members (i) is an owner, shareholder, creditor or agent of, or consultant or lender to, a Person engaged in a business that acts (or during the preceding five year period has acted) as a supplier or purchaser of goods or services to or from any Target Group Company or any part of which is in actual or potential competition with

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the Business or (ii) is a party to any contract or agreement with any Target Group Company.

8.24	Exclusive Warranties

(a)
The express representations and warranties set forth in this Section 8 are the exclusive Sellers Warranties, and the Parties are in agreement that none of Sellers, their Affiliates, or any of their respective representatives or advisors make or have made any representation or warranty, express or implied, in respect of the Business, the Shares, a Target Group Company, the properties, Assets, securities or business of the Target Group Companies, as to (i) merchantability or fitness for any particular use or purpose, (ii) the operation of the Target Group Companies by Purchaser after the Closing or (iii) the probable success or profitability of the Target Group Companies after the Closing and any such representation or warranty is hereby expressly disclaimed.

(b)
Purchaser has received and may continue to receive from Sellers certain estimates, projections and other forecasts for the Business as well as certain plan and budget information. Sellers give no representation, warranty or guarantee with respect to (i) any projections, estimates or budgets delivered or made available to Purchaser of future revenues, future results of operations (or any component thereof), future cash flows or future financial conditions (or any component thereof) or the future business operations of the Target Group Companies, (ii) any other information or documents made available to Purchaser or its counsel, accountants or advisors with respect to the Target Group Companies (except as expressly set forth in this Agreement), or (iii) any tax matters except as provided for in Section 7.

8.25	Disclosure Material
Any information included in the Disclosure Material which can be directly related to any of the representations or warranties in Section 8 of this Agreement and which limits or modifies any of the representations or warranties of this Section 8 is correct in all material respects.

9.	Purchaser Warranties
Purchaser warrants to Sellers that the statements set out in Sections 9.1 to 9.5 are true and correct as at the date of this Agreement and as of the Closing Date (the “Purchaser Warranties”).

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9.1	Capacity
Each of Purchaser and Parent Guarantor are duly organized and existing under the laws of their respective jurisdictions of organization, having all corporate powers to carry on their respective businesses as now conducted and to enter into and to perform their respective obligations under this Agreement which, when executed, will constitute a binding obligation of Purchaser and Parent Guarantor in accordance with its terms and conditions. Neither Purchaser nor Parent Guarantor is prohibited nor restrained by its articles of association, bylaws or regulations (or other applicable constitutive documents), nor by agreements to which either is a party, from entering into this Agreement and consummating the Transaction, and this Agreement has been duly authorized by all necessary corporate actions of Purchaser and Parent Guarantor.

9.2	Standing
Neither Purchaser nor Parent Guarantor is involved in proceedings with any court or governmental body for its voluntary or involuntary winding‑up, liquidation, bankruptcy or for the appointment of a receiver, administrator or liquidator, and no shareholder resolution to such effect which is still effective and applicable has been made with respect to Purchaser or Parent Guarantor. Neither Purchaser nor Parent Guarantor is under any statutory obligation to enter into liquidation.

9.3	Absence of Litigation
No claim, action, proceeding or investigation is pending or threatened against Purchaser or Parent Guarantor which seeks to delay or prevent the consummation of the Transaction.

9.4	Financing
Purchaser has and will have sufficient funds available to pay the Purchase Price in cash in full at Closing and any Purchase Price Adjustment, if applicable, to arrange for the repayment of the Shareholder Loans and to consummate the Transaction.

9.5	No Knowledge of Purchaser
Purchaser, on the basis of the Disclosure Material and having made due and reasonable inquiry with respect thereto of its professional advisors Reed Smith LLP and PricewaterhouseCoopers LLP has no actual knowledge, as of the date of this

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Agreement, of a breach of any of Sellers Warranties (beyond what is set out in the Disclosure Schedules). For the purposes of this Section 9.5, the actual knowledge of Purchaser shall, except for the obligation to make reasonable inquiries of its professional advisors as set above, be limited to the actual knowledge of Rob Tiede, Kevin Mahoney, Howard Coker and Tim Nash.

9.6	Purchaser’s Remedies
Purchaser hereby agrees to indemnify, defend and hold Sellers harmless from and against any claims, demands, liabilities, damages or losses which may be suffered as a result or on account of any breach of any Purchaser Warranty or any other obligation or covenant made or given by Purchaser in this Agreement. Purchaser’s obligation under this Section 9.6 shall in any case in the aggregate be limited to an amount of ten percent (10%) of the Enterprise Value. Sections 10.2 to 10.9 shall apply mutatis mutandis.

10.	Remedies

10.1	Purchaser Claim
In the event of any breach or non-fulfilment by Sellers of any of the Sellers Warranties or any covenants given by the Sellers under this Agreement, except for any Tax Warranties provided in Section 8.20, which are solely governed by Section 7, (each a “Purchaser Claim”), Sellers shall be liable for putting Purchaser or, at the election of Purchaser, Parent Guarantor or one or more of the Target Group Companies into the same position that it would have been in if the respective Seller Warranty had been correct and/or the respective covenant of the Sellers had not been breached (Naturalrestitution), or, at the election of Purchaser, for paying damages for non-performance (kleiner Schadenersatz). For purposes of determining the liability of Sellers under any Purchaser Claim for breach or non-fulfilment of any Seller Warranties, Purchaser shall be entitled to recover (i) the actual, and reasonably foreseeable damages and losses incurred by the Target Group Companies, Purchaser or Parent Guarantor relating to the breach or non-fulfilment (including actual and reasonably foreseeable losses, lost profits and diminution in value arising from the breach or non-fulfilment); and (ii) all reasonable incidental or internal costs and expenses incurred by the Target Group Companies, Purchaser or Parent Guarantor including reasonable legal, accounting or other professional fees and expenses related to or arising from the relevant Purchaser Claim. All relevant losses shall be calculated on a Euro-for-

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Euro basis (each a “Loss” and in the aggregate the “Losses”). Losses shall include lost profits (entgangener Gewinn) but shall exclude any frustrated expenses and consequential damages.

10.2	Notification of Purchaser Claim
In the event of any alleged Purchaser Claim, Purchaser will give Sellers written notice of the alleged breach or non-fulfilment of the respective Seller Warranty or a covenant of the Sellers, with such notice stating the nature thereof and the amount involved to the extent that such amount has been determined at the time when such notice is given, as soon as reasonably practicable and in any case within nine months after discovery of such breach or non-fulfilment. Any delay in notification to the Sellers of a Purchaser Claim within such nine months time period shall not relieve Sellers of their indemnification obligations hereunder except to the extent that such delay shall have adversely prejudiced the ability of Sellers to defend the relevant Purchaser Claim. Without prejudice to the validity of the Purchaser Claim or alleged Purchaser Claim in question, Purchaser shall allow, and shall cause the relevant Target Group Company to allow, Sellers and their professional advisors to investigate the matter or circumstances alleged to give rise to such Purchaser Claim, and whether and to what extent any amount is payable in respect of such Purchaser Claim or alleged Purchaser Claim. For such purpose, Purchaser shall give, and shall cause the Target Group Companies to give, subject to them being paid their reasonable out-of-pocket costs and expenses, such information and assistance, including access to the Target Group Companies’ premises and personnel and including the right to examine and copy or photograph any assets, accounts, documents and records, each during normal business hours, as Sellers or their professional advisors may reasonably request. Sellers agree that all information obtained under this Section 10.2 shall be treated as confidential information and in accordance with Section 12.1 below. No Purchaser Claim may be raised against Sellers, unless Sellers have failed at their own costs to rectify the breach or circumstances resulting in the respective Loss at no cost to Purchaser or any Target Group Company within thirty (30) days of having received written notice of a Purchaser Claim. For the avoidance of doubt, if and to the extent that any Losses have not been so cured within the thirty (30) days period they shall be recoverable by Purchaser under this Section 10.

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10.3	Exclusion of Liability
Sellers shall not be liable for, and Purchaser shall not be entitled to bring, any Purchaser Claim if and to the extent that:

(a)
the matter to which the Purchaser Claim relates has been taken into account in the Accounts or the Closing Accounts by way of a provision (Rückstellung), liability (Verbindlichkeit), exceptional depreciation (außerplanmäßige Abschreibung) or depreciation to reflect lower market values (Abschreibung auf den niedrigeren beizulegenden Wert), in each case reasonably associated with the matter in question;

(b)	the amount of the Purchaser Claim is recovered from a third party or under any current or future insurance policy, which Purchaser undertakes to cause the Target Group Companies to pursue;

(c)
the payment or settlement of any item giving rise to a Purchaser Claim results in any benefits, or other advantages in connection with the relevant matter, including, without limitation, by refund, set-off or reduction of Taxes (including (without limitation) benefits resulting from the lengthening of any amortization or depreciation periods, higher depreciation allowances, a step-up in the Tax basis of assets or the non-recognition of liabilities or provisions (Phasenverschiebung)), to any Target Group Company, Purchaser or an Affiliate of Purchaser;

(d)
Purchaser or an Affiliate of Purchaser and/or any Target Group Company has participated in causing (mitverursacht) such Purchaser Claim after the Closing Date within the meaning of Section 254 (1) German Civil Code (BGB) or has failed to comply with its duty to mitigate damages after the Closing Date pursuant to Section 254 (2) German Civil Code (BGB);

(e)	the matter to which the Purchaser Claim relates is readily apparent on the face of the Disclosure Materials;

(f)	the Purchaser Claim results from, or is increased by, the passing of, or any change in any Law after the Closing Date; or

(g)
the procedures set forth in Section 10.2 above or Section 10.8 below were not observed by Purchaser or any of the Target Group Companies, unless Sellers were not materially prejudiced by the non-compliance with such procedures.

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A contingent liability shall not constitute a Loss unless and until such contingent liability becomes an actual liability and is due and payable.

10.4	Time Limitations
All Purchaser Claims arising from a breach of Sellers Warranties shall become time-barred (verjährt) as of 31 May 2016. Exempted from the preceding sentence are:

(a)	all Purchaser Claims arising as a result of a breach by Sellers of Sellers’ Warranties contained in Section 8.1 (Ownership) which shall be time-barred (verjährt) ten (10) years after the Closing Date;

(b)
all Purchaser Claims arising as a result of a breach by Sellers of Sellers’ Warranties contained in Section 8.8 (Environmental Matters) which shall be time-barred (verjährt) five (5) years after Closing Date;

(c)
all Purchaser Claims arising as a result of wilful or intentional breaches of Sellers’ Warranties, all of which shall be time-barred (verjährt) in accordance with the statutory rules in Sections 195, 199 German Civil Code (BGB); and

(d)
all Purchaser Claims arising as a result of a breach by Sellers of Sellers' Warranties contained in Section 8.20 (Tax) which shall be time-barred (verjährt) in accordance with Section 7.4(a) of this Agreement.

(collectively the “Time Limitations”).
The Time Limitations shall be tolled (gehemmt) pursuant to Section 209 German Civil Code (BGB) by any timely demand for fulfilment pursuant to Section 10.2, provided that Purchaser commences arbitral proceedings in accordance with Section 12.10 within two (2) months after the expiry of the relevant Time Limitation. Section 203 German Civil Code (BGB) shall apply.

10.5	Exempted Amount
No liability shall attach to Sellers under or in connection with a breach of Sellers Warranties until the aggregate amount of Purchaser Claims related to all breaches of Sellers Warranties exceeds an aggregate amount of EUR 2,000,000 (in words: Euro two million) (Freibetrag) (“Exempted Amount”), provided that in such case Purchaser may, subject to the other provisions of this Section 10.5, only claim any amount of a Purchaser Claims related to breaches of Sellers Warranties in excess of the Exempted Amount. The limitations of the Exempted

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Amount shall not apply to any liability of Sellers for a breach of Sellers' Warranties contained in Sections 8.1 (Ownership), 8.8 (Environmental Matters) and 8.20 (Tax).

10.6	Liability Cap
Except as otherwise provided herein, the aggregate liability of Sellers under or in connection with all breaches of Sellers Warranties shall not exceed ten per cent (10%) of the Enterprise Value as set out in Section 3.1(a) (the “Liability Cap”). The aggregate liability of Sellers under or in connection with breaches of Section 8.8 (Environmental Matters) (the “Environmental Liability Cap”) shall (i) not exceed twenty per cent (20%) of the Enterprise Value as set out in Section 3.1(a) for the first three (3) years after Closing Date and (ii) thereafter be reduced to and in the aggregate with item (i) not exceed ten per cent (10%) of the Enterprise Value as set out in Section 3.1(a) for the fourth and fifth year after Closing Date. The overall liability of Sellers under or in connection with (i) Purchaser Claims arising as a result of wilful or intentional breaches of Sellers Warranties, (ii) breaches of Sellers’ Warranties contained in Section 8.1 (Ownership) or in Section 8.8 (Environmental Matters) or in Section 8.20 (Tax) or (iii) breaches of Seller's covenants under this Agreement shall in the aggregate be limited to the amount of the Purchase Price.

10.7	Reduction of Purchase Price
Any payment by Sellers pursuant to any Loss shall, subject to the limitations of this Section 10, be in the form of a reduction in the Purchase Price.

10.8	Third Party Claims

(a)
In the event that any action, claim, demand or proceeding with respect to which Sellers may be liable under this Agreement (a “Third Party Claim”) is asserted or announced by any third party (including any Governmental Authority) against Purchaser or any Target Group Company (the “Claim Addressee”), Purchaser shall inform Sellers about the Third Party Claim without undue delay after becoming aware of the Third Party Claim.

(b)
Unless a shorter period is required by Law in order to respond to a Third Party Claim, within 15 Business Days after being informed of the Third Party Claim, the Sellers shall have the right to elect to defend the Claim Addressee in connection with the Third Party Claim. In such event Sellers shall have the right to defend

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the Claim Addressee by all appropriate actions and shall have, at any time during the proceedings, the sole power to direct and control such defence. In particular, Sellers may participate in and direct all negotiations and correspondence with the third party, appoint and instruct counsel and request that the Third Party Claim be litigated or settled in accordance with Sellers’ instructions (provided that no settlement shall be entered into without Purchaser’s prior written consent if such settlement provides for any terms other than the payment of money by Purchaser or the respective Target Group Company). No action by Sellers or their representatives in connection with the defence shall be construed as an acknowledgement (whether express or implied) of a Purchaser Claim under this Agreement or of any underlying facts related to such Purchaser Claim. In the event Sellers do not notify Purchaser of their election to defend the Claim Addressee within the 15 Business Day period referenced above, Purchaser shall be entitled to undertake the defence thereof by counsel or other representative designated by it. To the extent that Sellers are in breach of a representation, covenant or agreement, all costs and expenses incurred by Sellers in defending the Third Party Claim shall be borne by Sellers. If it turns out that Sellers were not in breach, any costs and expenses reasonably incurred by Sellers in connection with the defence (including advisors’ fees) shall be borne by Sellers, provided, however, that the respective Claim Addressee shall assign any and all claims for reimbursement of cost (Kostenerstattungsanspruch) that it may have against any third party with respect to the Third Party Claim to Sellers up to the amount of costs which Sellers in fact incurred in respect of their defence of the Third Party Claim.

(c)
Purchaser agrees, and shall cause any Target Group Company, (i) to fully cooperate with, and assist Sellers in the defence of any Third Party Claim, (ii) to diligently conduct the defence (to the extent that Sellers are not in control of the defence) in order to keep the Loss as low as possible, (iii) not to acknowledge or settle the Third Party Claim without Sellers’ prior written consent, (iv) subject to appropriate confidentiality restrictions to provide Sellers’ representatives access, upon reasonable advance notice and during normal business hours, to all relevant books and records, other information, premises (regardless of owned or leased) and personnel of any Target Group Company, (v) to allow Sellers and its representatives to copy or photograph any Assets, accounts, documents and records for the purpose of avoiding, disputing, defending, appealing, compromising or contesting any Third Party Claim or liability as Sellers or their professional ad-

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visors may reasonably request, (vi) to deliver to Sellers without undue delay copies of all relevant orders (Bescheide), decisions, filings, motions and other documents of any court, authority or party to the conflict, and (vii) to give Sellers reasonable opportunity to comment on and discuss with Purchaser and any Target Group Company any measures which are necessary or appropriate to take or to omit in connection with a Third Party Claim, and to comment on and review any reports and documents and to participate in all relevant Tax and social security audits, court hearings and any other meetings (it being understood that subsections (ii) through (vii) above shall apply irrespective of whether or not Sellers have elected to defend the Third Party Claim). Any costs and expenses incurred by Purchaser in connection with the cooperation or defence in accordance with this Section 10.8 shall be borne by Purchaser and/or the Target Group Companies, except for any Losses to be indemnified by Sellers under this Agreement.

(d)
The failure of Purchaser to procure that any Claim Addressee complies with any of its obligations under this Section 10.8, especially the failure to carefully and diligently defend any Third Party Claim (e.g. by accepting a judgment of default), shall release Sellers from its respective indemnification obligations hereunder, except if (and to the extent) that the Claim Addressee proves that Sellers are not prejudiced by such failure.

Notwithstanding any of the foregoing, Sellers shall have no obligation to compensate for any Loss in respect of a Third Party Claim under this Section 10.8 as long as the Sellers pursue to diligently defend the Third Party Claim by means of all available appeal and not before the matter is subject to a final non‑appealable decision or is otherwise settled.

10.9	Exclusive Remedies
The Parties are in agreement that the remedies that Purchaser or any Target Group Company, may have against Sellers for breach of obligations set forth in or in connection with this Agreement are solely governed by this Agreement, and the remedies provided for by this Agreement shall be the exclusive remedies available to Purchaser or any Target Group Company under and/or in connection with this Agreement. Except as explicitly otherwise set forth in this Agreement (i) any right of Purchaser to withdraw (zurücktreten) from this Agreement or to require the winding up of the transactions contemplated under this Agreement (e.g. by way of großer Schadenersatz or Schadenersatz statt der ganzen Leis-

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tung), (ii) any claims for breach of pre-contractual obligations (culpa in contrahendo), including but not limited to claims arising under Sections 241 (2), 311 (2) (3) German Civil Code (BGB) or ancillary obligations (Nebenpflichten), including but not limited to claims arising under Sections 241 (2), 280 German Civil Code (BGB) (positive Forderungsverletzung, pFV), (iii) any claims based on frustration of contract pursuant to Section 313 German Civil Code (BGB) (Störung der Geschäftsgrundlage), (iv) all remedies of Purchaser for defects of the purchase object including but not limited to claims arising under Sections 437 through 441 German Civil Code (BGB) are hereby expressly excluded and waived (verzichtet) by Purchaser, except for claims based on wilful deceit (arglistige Täuschung) or Sellers’ own intentional behaviour (Vorsatz).

10.10	Tax Matters
Notwithstanding anything in this Section 10 to the contrary, the rights and obligations of the Parties hereto with respect to indemnification for any and all Tax matters pursuant to Section 7 shall be governed solely by Section 7 and shall not be subject to the provisions of this Section 10, including, without limitation Sections 10.2, 10.4, 10.5, 10.6, and 10.8.

10.11	Survival
No investigation by or knowledge of a Party or its representatives or Affiliates, before or after the Closing, will affect in any manner any representation, warranty, covenant, or agreement of another Party set forth in this Agreement or such Party’s rights to rely thereon, and any representations, warranties, covenants and agreements will survive any such investigations or knowledge. Section 442 (1) German Civil Code (BGB) shall not apply. For the avoidance of doubt, this Section 10.11 shall not be deemed to limit the fact that the Disclosure Materials are deemed to qualify each of the Warranties.

11.	Non-Compete, Non-Solicitation

11.1	Non-Compete
Each Seller undertakes, from the Closing Date and for a period of three (3) years thereafter, not to directly or indirectly, personally or through any form of legal entity, carry on or be engaged in any business which is competing with the Business. It is understood between the Parties that Sleeve Pack Kft. will continue its current business and that Sellers will participate in the US Company and may

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remain through an Affiliate an owner of WH Chile and that each such business activity is not in violation of this Section 11.1.

11.2	Non-Solicitation
For a period of three (3) years from the Closing Date, each Seller shall refrain, personally or through any form of legal entity, from actively soliciting or attempting to solicit the employment of or hire, appoint or engage as consultant, any employee employed at any of the Target Group Companies as of the date hereof.

11.3	Consideration
Sellers acknowledge and confirm that the remuneration and compensation for the restrictions on competition contained in Section 11.1 and for the restrictions on solicitation contained in Section 11.2 is included in the Purchase Price.

12.	Miscellaneous

12.1	Confidentiality
Subject to Section 12.2 below, the Parties hereto acknowledge that they have entered into a confidentiality agreement on 24 February 2014 and Purchaser confirms that it and its Affiliates, directors, officers, employees, agents, counsel and other representatives will comply with their respective obligations thereunder; provided, that, save for as provided in Section 12.2 below, (i) the Parties agree to keep the content of this Agreement and (ii) the Sellers agree to keep confidential all confidential information in respect of the Target Group Companies for a period of five (5) years after the Closing Date, provided, further, that the commercial terms of this Agreement are kept confidential for an infinite period of time.

12.2	Public Announcements
Except as otherwise required by law, regulation or stock exchange rules, none of the Parties shall issue any press release or make any other public announcement relating to this Agreement or the matters contained herein, without obtaining the prior written approval of the other Party to the contents and the manner of presentation and announcement thereof. Either Party which by law, regulation or stock exchange is required to publish a press release or other public announcement shall inform and shall provide the draft release or announcement to the

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other Party prior to its publishing, allowing the other Party to comment and request reasonable amendments to the extent permissible pursuant to applicable law, regulation or stock exchange. The requirements of this Section 12.2 shall be in addition to those included in the confidentiality agreement entered into between the Parties on 24 February 2014.

12.3	Costs and Expenses
Sellers and Purchaser, respectively, shall bear their own costs and expenses incurred in connection with this Agreement and the consummation of the Transaction, including, without limitation, all fees of their respective professional advisors (including environmental advisors), provided, however, that all fees and expenses incurred by the Target Group Companies in respect of the Transaction, including without limitation all costs of the Pre-Closing Reorganization Transactions shall each be borne by the Sellers. The costs of any competent cartel office arising in connection with any merger control proceedings pursuant to Section 4.7 shall be borne one-half by Purchaser and one-half by Sellers. The notarisation fees related to the transfer of the Business shall be borne by Purchaser as between the Parties (im Innenverhältnis).

12.4	Transfer Tax
Except as expressly provided herein (including in Sections 7.7 and 7.8) all applicable transfer Taxes and stamp duties incurred in connection with this Agreement and the consummation of the Transaction (other than those imposed on or measured by the income of Sellers) shall be paid by Purchaser, and Purchaser shall, at its own expense, properly file, on a timely basis, all necessary transfer tax, stamp duty and other Tax Returns and other documentation with respect to any transfer tax or stamp duty and, upon Sellers’ request, provide Sellers evidence of payment thereof. For the avoidance of doubt, all transfer Taxes and stamp duties and other Taxes resulting from the Pre-Closing Reorganization Transactions shall be borne by Sellers. Sellers shall not be liable for any loss or restriction of usability of any losses carried forward of any Target Group Company following as a consequence of the consummation of the Transaction.

12.5	Assignment
This Agreement shall not be assignable by any of the Parties without the prior written consent of the other Party.

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12.6	Entire Agreement; Amendments
This Agreement (including the Schedules and Exhibits hereto) represents the entire understanding and agreement between the Parties and supersedes all prior negotiations and understandings relating to the subject matter hereof.
Unless notarization is legally required, this Agreement may only be changed by an agreement in writing signed by the Parties. Any provision of this Agreement can be waived, amended, supplemented or modified by written agreement of the Parties.

12.7	Partial Invalidity
In case any provision of this Agreement shall be held invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement, so as to effect the original intent of the Parties as closely as reasonably possible and to the fullest extent permitted by applicable law, and in an appropriate manner to the end that the transactions contemplated hereby are fulfilled to the extent reasonably possible.

12.8	Notices
Any notice or other communications required or permitted hereunder shall be in writing and be sufficiently given if delivered in person or sent by telecopy or by registered or certified mail, postage prepaid, addressed as follows:
if to Sellers:
Ralf Weidenhammer
Eichendorffstraße 17,
69126 Heidelberg, Germany,
Telecopy number +49-6221-375866
with a copy to their counsel:
DLA Piper UK LLP
Jungfernstieg 7, 20354 Hamburg, Germany
telecopy number + 49-40-18888144
Attention: Dr. Isaschar Nicolaysen

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and if to Purchaser:
Sonoco Products Company
North Second Street
Hartsville, South Carolina 29550
United States
Telecopy Number: +1.843.339.6352
Attn: Jack Sanders, CEO
with a copy to its counsel:
Reed Smith LLP
1301 K Street N.W.
Suite 1100 East Tower
Washington, DC 20005
USA
Telecopy Number: +1.202.414.9200
Attn: Claud v.S. Eley, Esq.
and
Haynesworth Sinkler Boyd, P.A.
1201 Main Street
Suite 2200
Columbia, SC 29201
USA
Telecopy Number: +1.803.765.1243
Attn: Randolph B. Epting, Esq.
or such other address or number as shall be furnished in writing by any such party, and such notice or communication shall be deemed to have been given as of the date so delivered or sent by telecopy. Any communication by email shall not constitute a notice in accordance with the terms of this Agreement, unless otherwise agreed between the Parties in writing.

12.9	Governing Law
This Agreement shall be governed and construed in accordance with the laws of the Federal Republic of Germany, without regard to its principles of conflict of laws.

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12.10	Arbitration
All controversies, Claims, disputes and matters in question arising out of, or relating to, this Agreement or any Related Document, including any questions regarding the existence, validity or termination of this Agreement (“Disputes”) shall be finally resolved through submission to final and binding arbitration (excluding ordinary courts of law) as follows:

(a)	Any Party may exercise the right to arbitrate any Disputes by initiating an arbitration proceeding pursuant to the applicable rules of the ICC (as hereafter defined.)

(b)	The place of the arbitration shall be Frankfurt am Main, Germany, and the proceedings shall be conducted in the English language;

(c)
The arbitration will be conducted pursuant to the International Chamber of Commerce (“ICC”) arbitration rules and procedures by three arbitrators chosen in accordance with the procedure used by the ICC. All of the arbitrators shall be qualified to be a judge in Germany under the German Law of the Judiciary (Deutsches Richtergesetz) and shall not be an Affiliate of any party to the Dispute and shall not have any potential for bias or conflict of interest with respect to any party to the Dispute, directly or indirectly, by virtue of any direct or indirect financial interest, family relationship, close friendship or otherwise (the “Arbitrators”);

(d)
The Parties shall mutually agree with the Arbitrators on the date, time and place of the arbitration. In the event that the Parties are unable to mutually agree to the date, time, and place within Frankfurt am Main, Germany, for the arbitration to be conducted, the Arbitrators shall determine the date, time, and place of the arbitration;

(e)
Each Party shall bear equally the costs of arbitration, filing fees and the fees of the Arbitrators. Each Party shall bear its own attorneys’ fees, witness fees and other costs. Notwithstanding the above, the Arbitrators shall have the power, but not the obligation, to order that the Party it deems to be the losing Party pay to the prevailing Party all or a portion of the prevailing Party’s fees and expenses in the arbitration, including the Arbitrators’ fees, attorneys’ fees, fees for expert testimony and for other expenses of presenting its case;

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(f)
The Arbitrators shall have exclusive authority to resolve any Disputes between the Parties. The Arbitrators shall have the power to award damages against any Party and to make an award granting such further relief as they deem just, proper and equitable. The Arbitrators shall follow the laws of the Federal Republic of Germany. The Arbitrators shall render a written arbitration decision that reveals the essential findings and conclusions upon which the award is based; and

(g)
Any award issued by the Arbitrators pursuant to this Section 12.10 shall be made in the English language, denominated in Euros and shall be final and binding and enforceable in any court of competent jurisdiction. Judgment on the award rendered by the Arbitrators may be entered in any court having jurisdiction thereof.

(h)	The Emergency Arbitrator Provisions of the ICC shall not apply.

12.11	Confidentiality of Arbitration
The Parties undertake and agree that all arbitral proceedings be conducted with reference to Section 12.10 and will be kept strictly confidential. This confidentiality undertaking shall cover all information disclosed in the course of such arbitral proceedings, as well as any decision or award that is made or declared during the proceedings. Information covered by this confidentiality undertaking may not, in any form, be disclosed to a third party without the written consent of the other Parties. This notwithstanding, a Party shall not be prevented from disclosing such information in order to safeguard in the best possible way its rights vis‑à‑vis the other Parties in connection with the dispute, or if such a right exists pursuant to statute, regulation, a decision by an authority, a stock exchange regulation or similar. In case this Agreement or any part of it is assigned or transferred to a third party, such third party shall automatically be bound by the provision of this Section 12.11.

12.12	Power of Attorney
A. Weidenhammer, B. Bingel and O. Weidenhammer herewith authorize and grant power of attorney to R. Weidenhammer to represent them in connection with the consummation of this Agreement and the Closing of the Transaction contemplated hereby. For this purpose R. Weidenhammer is authorized to take any action, agree the terms of any agreements and undertakings, make any statements and declarations and take such legal steps as R. Weidenhammer

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deems necessary or appropriate, whether in private written form ("private Schriftform"), notarial form (e.g. by deed) or orally which in his opinion are necessary or desirable to achieve the Closing of the Transaction. R. Weidenhammer shall be exempted from the restrictions of § 181 German Civil Code (BGB).
(continued on next page)

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IN WITNESS THEREOF this Notarial Deed has been read aloud to the persons appearing and was con-firmed and approved by the persons appearing. The persons appearing then signed this Deed. All this was done at the days herebelow written in the presence of me, the Notary Public, who also signed this Deed and affixed my official Seal.
Basel, this 22nd (twenty-second) and 23rd (twenty-third) day of August 2014 (two thousand and fourteen)

[Signatures, Powers of Attorney and Notarial documents omitted]

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Schedule 3.1
Closing Cash; Closing Financial Debt; Closing Net Working Capital Amount

“Closing Cash” means, as of the Closing Date, the consolidated amount (including any accrued interest thereon) of any cash on hand, cheques, balances on accounts with banks and other financial institutions, Intercompany Receivables, cash equivalents and marketable securities of the Target Group Companies, minus 35% of WH Chile’s ‘Closing Cash’ attributable to the minority shareholders.
“Closing Financial Debt” means, as of the Closing Date, the consolidated amount (including any accrued interest thereon) of the financial indebtedness of the Target Group Companies, minus 35% of WH Chile’s ‘Closing Financial Debt’ attributable to the minority shareholders; for the avoidance of doubt, no portion of the intercompany loan due to FregallaWeidenhammer GmbH & Co. KG is excluded) consisting of:

(a)	all interest bearing liabilities in the nature of borrowings towards banks and other credit institutions;

(b)	Intercompany Payables;

(c)	the aggregate amount of the Shareholder Loans as calculated pursuant to Exhibit 1 (E);

(d)	the aggregate amount of the Silent Partnership Compensation Claims;

(e)	provisions for outstanding fees and expenses or other obligations incurred in connection with the Transaction;

(f)
the aggregate amount of unfunded pension obligations, provisions for old-age part-time (Altersteilzeit), provisions for termination benefits in France based on market conditions and net of any existing corresponding assets (such as ‘Rueckdeckungsversicherung’, ‘Insolvenzversicherungsansprueche fuer ATZ’ and similar);

(g)	any capital lease obligations;

(h)
any net tax liabilities and tax provisions (excluding any current net VAT liabilities; including net deferred tax assets/ liabilities) (for the avoidance of doubt ‘net’ meaning tax receivables minus tax liabilities/ tax provisions);

(i)	all debt owed to employees in connection with the profit participation program (‘Genussrechte’);

(j)	provisions for severance payments;

(k)	liabilities for subsidy repayment obligations;

(l)	mark-to-market value (positive or negative) of derivative instruments, to the extent these are unwound;

(m)	any trapped cash (including e.g. mandatory funding of old-age part time provisions).
For the avoidance of doubt, any item falling under more than one head above shall only be counted once.
“Closing Net Working Capital Amount” means, as of the Closing Date, the balance of the following aggregated balance sheet items of the Target Group Companies, excluding SMB GmbH (and for the avoidance of doubt including WH Chile at 100%):

(a)	inventories;

(b)	plus trade receivables;

(c)	minus trade payables;

(d)
plus other assets (excluding for the avoidance of doubt, any tax assets, subsidy receivables, import tax receivables in relation to WH Chile, VAT receivables in relation to WH Chile, WH Poland and WH Hellas);

(e)	minus other liabilities to the extent not covered in the definition of Closing Financial Debt;

(f)	minus provisions to the extent not covered in the definition of Closing Financial Debt;

(g)	plus prepaid expenses;

(h)	minus deferred income to the extent not covered in the definition of Closing Financial Debt;

(i)	minus prepayments received.
The final amounts of the Closing Cash, Closing Financial Debt and the Closing Net Working Capital Amount shall be the relevant amounts as shown in the Closing Accounts, to be determined in accordance with Section 3.5. For the avoidance of doubt, Closing Net Working Capital Amount shall not include any items, which are included in Closing Cash or in Closing Financial Debt.